As filed with the Securities and Exchange Commission on  _________, 2007

Registration No. 333-146275

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

AMENDMENT NO. 2 TO FORM S-1/A
______________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Yingxia International, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Florida		65-0664961
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

c/o Harbin Yingxia Industrial Co., Ltd.
No. 300, Xidazhi Street Nangang
Harbin, Heilongjiang, PRC 150001
 (Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

c/o American Union Securities
100 Wall Street, 15th Floor
New York, New York 10005
Telephone: (212) 232-0120
Fax: (212) 785-5867
 (Name, Address and Telephone Number of Agent for Service)

Copies of Communications to:

Richard I. Anslow, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Telephone: (732) 409-1212
Fax: (732) 577-1188

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

 If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. 

 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Units/Shares to be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001 per share (1)	8,725,130	$2.20	(6)	$19,195,286	$589.26
Common Stock, par value $.001 per share (2)	4,362,565	$2.00		$8,725,130	$267.86
Common Stock, par value $.001 per share (3)	2,000,000	$2.20	(6)	$4,400,000	$135.08
Common Stock, par value $.001 per share (4)	1,000,000	$1.50		$1,500,000	$46.05
Common Stock, par value $.001 per share (5)	62,500	$2.20	(6)	$137,500	$4.22
Total	16,150,195			$33,957,916	$1,042.47

(1)
Represents shares of common stock issuable in connection with China Yingxia’s August 2007 offering (“August 2007 Offering”). The number of shares being registered are held by 20 investors (or 18 non-affiliated investors), none of which own more than 3,816,102 shares, or one third of our 33,608,857 non-affiliate outstanding common shares issued and outstanding prior to the offering. None of the 8,725,130 shares have been, or will be, received as liquidated damages or conversion default payments.

(2)	Represents warrants to purchase 4,362,565 shares of the Company’s common stock at a price of $2.00 per share, issuable in connection with the August 2007 Offering.

(3)
Represents shares of common stock issuable to 3 investors in connection with a 4(2) issuance undertaken in July 2007 (“4(2) Issuance”).  None of the investors hold more than 1,500,000 shares, or one third of our 33,608,857 non-affiliate outstanding common shares issued and outstanding prior to the offering.. None of the 2,000,000 shares have been, or will be, received as liquidated damages or conversion default payments.

(4)	Represents warrants to purchase 1,000,000 shares of the Company’s common stock at a price of $1.50 per share, issuable in connection with the 4(2) Issuance in July 2007.

(6)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low prices of the common stock of the Company as traded in the Over-The-Counter Market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on September 14, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus subject to completion dated December 11 , 2007

PROSPECTUS

CHINA YINGXIA INTERNATIONAL, INC.

10,787,630 SHARES OF COMMON STOCK
WARRANTS TO PURCHASE 5,362,500 SHARES OF COMMON STOCK

Our Selling Stockholders are offering to sell 10,787,630 shares of common stock issued in connection with the Company’s offering in August 2007 (“August 2007 Offering”), the Company’s July 2007 4(2) Issuance (“4(2) Issuance”) and an issuance that contains piggyback registration rights. In addition, they are offering to sell 4,362,565 shares of common stock issuable upon exercise of outstanding warrants we issued in connection with the August 2007 offering at a price of $2.00 per share; and 1,000,000 shares of common stock issuable upon exercise of outstanding warrants we issued in connection with the 4(2) Offering at a price of $1.50 per share

Our shares of common stock are quoted on the OTC Bulletin Board (“OTCBB”) under the symbol “CYXI”.  The last reported sale price of our common stock on September 14, 2007 was $2.20.

We will receive no proceeds from the sale of the shares by the Selling Stockholders except for the warrant exercise price for the warrants..

The date of this Prospectus is ____, 2007

The securities offered in this Prospectus involve a high degree of risk and are subject to the “penny stock” rules. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Prospectus.  You should read the entire Prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. China Yingxia International, Inc. is referred to throughout this Prospectus as “China Yingxia”, “CYXI”, “Company", "we", "us", or “our.”

Our Company

We were incorporated in Florida on May 6, 1996, as RCA Trading Co. and changed our name to Agronix, Inc. on June 18, 2001. From then until May 12, 2006, we operated our business through our wholly-owned subsidiary American Waste Recovery, Inc. (“AWR”), which was in the business of acquiring and developing technologies that convert organic wastes into agricultural products such as growth substrates, organic fertilizer, soil amendments and other value added agri-products, and developing a technology that is used to recover chemical commodities from organic waste for a wide variety of industries such as agriculture, food, oil and gas, paper, clothing and pharmaceuticals.

On May 12, 2006, we acquired as our wholly-owned subsidiary, Warner Nutraceutical International, Inc., a Delaware corporation (“WNI”) operating its business through its wholly-owned subsidiary Harbin Yingxia Industrial Group Co., Ltd. (“Yingxia”), a People’s Republic of China company primarily engaged in the development, production and sale of health food products such as soybean meals and drinks, cactus based foods, rice products, and beauty cosmetics (the “Reverse Merger”). Pursuant to the Agreement of Merger and Plan of Reorganization dated May 10, 2006, we issued to WNI shareholders 54,811,475 shares of common stock, par value $0.001 per share, and 1,473,649.074 shares of Class A Preferred Stock, par value $0.001 per share, of which each share was convertible into five hundred (500) shares of common stock, in consideration for a cash payment of $289,000 and all the outstanding shares of WNI. In connection with the Reverse Merger, we appointed Yingxia Jiao as our Chairman, Chief Executive Officer and Chief Financial Officer. After the closing, we had outstanding 100,000,000 shares of Common Stock and 1,473,649.074 shares of Class A Preferred Stock, of which each share was convertible into five hundred (500) shares of common stock. On July 7, 2006, we changed our name to China Yingxia International, Inc., and on July 21, 2006 we changed our stock symbol to CYXI, effectuated a 24.9:1 reverse split of our capital stock and converted to common stock all outstanding shares of Class A Preferred Stock. Since May 12, 2006, we operate our business through Yingxia.

On September 13, 2006, we sold to Brian Hauff, our former President and Director, the entire equity interest in AWR for $180,000.

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations and balance sheet data are derived from our December 31, 2006 and 2005 audited consolidated financial statements and our June 30, 2007 and 2006 unaudited consolidated financial statements.

	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005
STATEMENT OF OPERATIONS

Revenues	$8,401,711	$6,184,469
Net Income Before Other Comprehensive Income *	$5,340,257	$1,839,945
General and Administrative Expenses	$1,739,221	$422,318
Net Income Before Other Comprenhensive Income Per Share *	0.33	0.49

*Comprehensive income for the fiscal year end 2006 and 2005 was $5,909,146 and $2,197,310 respectively. Other comprehensive income consisted entirely of foreign currency translation adjustments which totaled $568,889 and $357,365 in 2006 and 2005 respectively.

	As of
	December 31, 2006	December 31, 2005
BALANCE SHEET DATA

Cash	$77,867	$34,903
Total Current Assets	$4,843,391	$4,853,961
Total Assets	$20,128,064	$17,811,181
Total Liabilities	$909,964	$4,503,027
Stockholders’ Equity	$19,218,100	$13,308,844)

	For the Nine Months Ended September 30, 2007	For the Nine Months Ended September 30, 2006
STATEMENT OF OPERATIONS

Revenues	$10,380,713	$5,308,352
Net Income	$4,719,148	$4,668,569
General and Administrative Expenses	$1,381,388	$430,250
Net Income Per Share	0.13	0.41

	As of
	September 30, 2007	September 30, 2006
BALANCE SHEET DATA

Cash	$1,501,901	$67,950
Total Current Assets	$19,616,487	$7,161,971
Total Assets	$36,692,438	$21,945,284
Total Liabilities	$2,443,898	$3,657,536
Stockholders’ Equity	$34,248,539	$18,287,749

Our Contact Information

Our principal agent offices located in the United States are at c/o American Union Securities 100 Wall St. 15th Floor New York, NY 10005. We can be reached by calling 212-232-0120 or faxed at 212-785-5867. Our principal executive offices are located at Harbin Yingxia Industrial Co., Ltd., No. 300, Xidazhi Street Nangang, Harbin Heilongjiang, P.R.C. 150001. We can be reached by calling 011-86-45186310948.

The Offering

Common Stock Offered by Selling Stockholders:
16,150,195 shares of common stock in aggregate which includes 10,725,130 shares of common stock that were issued in the August 2007 Offering and the 4(2) Issuance, 5,362,565 shares of common stock underlying warrants that were issued in the August 2007 Offering and the 4(2) Issuance, and 62,500 shares to Alliance Advisors, LLC for investor relations and public relations services rendered.

This aggregate amount is held by 24 shareholders, none of which individually or in the aggregate (since 5 shareholders are affiliated with five other shareholders) represents 1/3 or more of our 44,399,787 non-affiliate common shares outstanding as of September 18, 2007.
The affiliated shareholders are as follows:
1. Timothy G. Ewing has control of management and investment decisions for Endurance Partners, LP and Endurance Partners (Q.P.), LP.
2. Peter Siris has control of management and investment decisions for Guerilla Partners LP and Hua-Mei 21st Century Partners, LP.
3. Ronald I.Heller has control of management and investment decisions for Heller Capital Investments and CGM as C/F Ronald I. Heller, IRA.
4. Jonathan Glaser has control of management and investment decisions for JMG Capital Partners, LP and JMG Triton Offshore Fund, Ltd.
5. Craig Connors has control of management and investment decisions for Straus GE PT Partners, LP and Straus Partners, LP.
None of these or any of the selling stockholders had any agreements or understandings with third parties to sell their shares at the time they initially purchased them from the us.

Common Stock to be Outstanding After the Offering:	49,762,157 on a fully diluted basis.

Use of Proceeds:	We anticipate use of net proceeds will be used for the construction of additional product packaging lines, raw materials, marketing and production introduction costs, and general working capital.

OTCBB Symbol:	CYXI.OB

DISCLOSURE REGARDING OUR RECENT FINANCING AND EXERCISE OF WARRANTS

Terms of Financing Documents

Shares of Common Stock

The August 2007 Offering and the 4(2) Issuance consisted of the issuance of shares of the Company’s common stock and warrants as described below.  Specifically, in the August 2007 Offering, we issued 8,725,130 shares of our common stock and in the 4(2) Issuance, we issued 2,000,000 shares of our common stock.

Warrants

Issuance, Exercise Terms and Limitation.  In the 4(2) Issuance, we simultaneously issued to the investors, 1,000,000 five (5) year warrants to purchase 1,000,000 shares of our common stock at an exercise price of $1.50 per share.  In the August 2007 Offering, we simultaneously issued to the investors 4,362,565 five (5) year Warrants to purchase 4,362,565 shares of our common stock at an exercise price of $2.00 per share.

Cashless Exercise.  If the shares of common stock underlying the Warrants are not registered, then the investors are entitled to exercise the Warrants on a cashless basis without paying the exercise price in cash. In the event that the Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds.

Shares Outstanding Prior to the Transaction

The following table discloses certain information comparing the number of shares outstanding prior to the transaction, number of shares registered by the Selling Stockholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

Number of shares outstanding prior to exercise of warrants held by persons other than the Selling Stockholders, affiliates of the Company and affiliates of the Selling Stockholders.	11,448,307
Number of shares registered for resale by Selling Stockholders or affiliates in prior registration statements.	0
Number of shares registered for resale by Selling Stockholders or affiliates of Selling Stockholders in prior registration statements that continue to be held by Selling Stockholders or affiliates of Selling Stockholders.	0
Number of shares sold in prior registered resale by Selling Stockholders or affiliates of Selling Stockholders.	0

Repayment, Shorting and Prior Transactions with Selling Stockholders

To the best of our knowledge, and based on information obtained from the Selling Stockholders, none of the Selling Stockholders have an existing short position in the Company’s common stock.

Other than its issuance and sale of the shares of common stock and the Warrants to the Selling Stockholders, the Company has not in the past three (3) years engaged in any securities transaction with any of the Selling Stockholders, any affiliates of the Selling Stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons). In addition, other than in connection with the contractual obligations set forth in the subscription documents for the August 2007 Offering and the 4(2) Issuance, the Company does not have any agreements or arrangements with the Selling Stockholders with respect to the performance of any current or future obligations.

RISK FACTORS

Risks Related to Our Business

Forward-Looking  Statements:  The discussion of the business and industry of the Company  contains  various  forward-looking  statements  within  the  meaning of applicable  federal  securities  laws and are based upon the  Company's  current expectations and assumptions  concerning  future events,  which are subject to a number of risks and  uncertainties  that could  cause  actual  results to differ materially from those anticipated.

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline.

We may incur material product liability claims, which could increase our costs and adversely affect our reputation, revenues, and operating income.

As a manufacturer of products designed for human consumption, we are subject to product liability claims based on the use of our products that can result in injury.  Our nutritional supplement and food products consist of vitamins, minerals, herbs and other ingredients that are not subject to pre-market regulatory approval. Our products could contain contaminated substances,  and  some  of  our products contain innovative ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients may occur.  If this occurs, it would increase our costs since we would have to defend any legal actions brought based on this. This would result in diminished operating income. In addition, our reputation would be damaged resulting in lower revenues.

Newly developed products may not be compatible with market needs resulting in n adverse effect on our sales and earnings.

Our business is particularly subject to changing consumer trends and preferences.  Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not respond in a timely or commercially appropriate manner to such changes.  If we fail to invest in extensive market research on consumer health needs in each market we target, we may face limited market acceptance of our products, which could have a material adverse effect on our sales and earnings.

We have limited control over the activities of our distributors and the mismanagement or loss of the franchisees will have a negative impact on our operations.

We place significant reliance on our independent franchisees to act as our primary sales force. These individual franchisees are not employed or otherwise controlled by us and are generally free to conduct their business at their own discretion. We do have measures and controls in place to safeguard against misrepresentations and malpractice related to the pricing of our products. Yet, our control of these franchisees is generally limited to penalties or other regulation after any detrimental events have occurred. Either, the mismanagement of the franchisees or the loss of a number of these franchisees could have a material adverse effect on our business, financial condition, and results of operations.

Our limited operating history makes it difficult or impossible to evaluate our performance and make predictions about our future.

Although we have been profitable since 2004, due to increases in sales and the number of our independent franchisees, this relatively short history of profitability may not be adequate to fully assess our ability to achieve market acceptance of our products or our ability to respond to competition and continue this level of performances. Therefore, we can give no assurance that we will maintain profitability in the long run. Investors should be aware of the difficulties normally encountered by nutraceutical companies in China and the high rate of failure of such enterprises.

Additional financing may potentially dilute the value of our stockholders' shares and result in a decrease of our stock price.

We may need to raise additional capital to fund our anticipated future expansion and to implement our business plan. Any additional financing may also involve dilution to our then-existing stockholders, which could result in a decrease in the price of our common stock.

We depend on key personnel and our failure to attract or retain key personnel could harm our business.

Our success largely depends on the efforts and abilities of our key executives and consultants, including Yingxia Jiao, our Chairwoman and Chief Executive Officer. The loss of the services of Ms. Jiao could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues.

New business ventures or acquisitions that we may undertake would involve a number of inherent risks, any of which could cause us not to realize the benefits anticipated to result.

We continually seek to expand our operations through acquisitions of businesses and assets. These transactions involve various inherent risks, such as:

▪             uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;

▪             the potential loss of key personnel of an acquired business;

▪             the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

▪             problems that could arise from the integration of the acquired or new business;

▪             unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale; and

▪             unexpected development costs that adversely affect our profitability.

 Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets or the commencement of a new business venture.

Shareholders must rely on management for the operation of the Company and the ineffectiveness of management to operate the Company’s business properly can result in diminished value of your shares held in the Company.

All decisions with respect to our operation and development, production and marketing of our products and services, will be made exclusively by management. Our success will, to a large extent, depend on the quality of the management of the Company. In particular, we will depend on the services of our board members and officers. Management believes that these individuals have the necessary business experience to supervise the management of the Company and production and commercial exploitation of our products. However, there can be no assurance that they will perform adequately or that our operations will be successful. Shareholders will have no right or power to take part in the management of the Company, for the most part, except to the extent of voting for the members of the Board of Directors each year. Accordingly, no person should purchase any of the stock offered hereby unless such prospective purchaser is willing to entrust all aspects of the management of the Company to management and has evaluated management's capabilities to perform such functions.

Risks Associated with the Chinese Market

Potential for reduced growth in mobile communications in China may negatively impact our growth.

Our growth and success is dependant upon the continued growth of the mobile telecommunications market in China. Most analysts project growth rates that will support our financial forecasts. However, any deviation in total market forecasts can negatively impact our expected growth and profitability.

If Chinese government regulation changes, it may negatively affect our business.

The research, development, testing, manufacturing and marketing of our products are subject to various governmental regulations in China. Government regulation includes inspection of and controls over testing, manufacturing, safety and environmental controls, efficacy, labeling, advertising, promotion, record keeping and the sale and distribution of wellness products. Government   regulation substantially increases the cost of developing, manufacturing and selling our products. All of our  assets are located in  China and approximately 100% of our revenues derive from our operations in China.  Accordingly, our operations are subject, to a significant degree, to PRC law.

We are subject to complex Chinese business regulations which could  prevent our planned manufacturing expansion.

As China changes its economy to be more market-oriented, uncertainties arise regarding governmental policies and measures.  Although, in recent years, the Chinese government has implemented measures emphasizing the use of market forces for economic reform, reduction of state ownership of productive assets and establishment of sound corporate governance practices, a substantial portion of productive assets in China are still owned by the Chinese government. For example, all lands are state- owned and leased to business entities or individuals through governmental grants of state-owned Land Use Rights. The grant process is typically based on government policies at the time of grant, which can be lengthy and complex and may adversely affect our planned manufacturing expansion. The Chinese government also exercises significant control over China’s economic growth through allocation of resources, foreign currency control and providing preferential treatment to particular industries or companies.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

    If adequate additional financing is not available on reasonable terms, we may not be able to undertake the expansion, purchase additional machinery and purchase equipment for our operations and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

    In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

    In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding, the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

    If we cannot obtain additional funding, we may be required to: (i) limit our investments in research and development; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures.

    Such reductions could materially adversely affect our business and our ability to compete.

    Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

 International operations require us to comply with a number of United States and international regulations which may have a negative impact on our growth.

    We are required to comply with a number of international regulations in countries outside of the United States. In addition, we must comply with the Foreign Corrupt Practices Act, or FCPA, which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions. We believe we are currently in compliance with such regulations.  The U.S. Department of The Treasury's Office of Foreign Asset Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries, entities and individuals based on U.S. foreign policy and national security goals. As a result, we are restricted from entering into transactions with certain targeted foreign countries, entities and individuals except as permitted by OFAC which may reduce our future growth.

Certain political and economic considerations relating to the PRC could adversely affect our company.

    The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

    The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

Currency conversion and exchange rate volatility could adversely affect our financial condition.

    The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

    Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

    Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

    Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

    Furthermore, the Renminbi is not freely convertible into foreign currencies nor can freely remitted abroad.  Under the PRC’s Foreign Exchange Control Regulations and the Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, foreign invested enterprises are permitted either to repatriate or distribute its profits or dividends in foreign currencies out of its foreign exchange accounts, or exchange Renminbi for foreign currencies through banks authorized to conduct foreign exchange business. The conversion of Renminbi into foreign exchange by foreign invested enterprises for recurring items, including the distribution of dividends to foreign investors, is permissible. The conversion of Reminbi into foreign currencies for capital items, such as direct investment, loans and security investment, is subject, however, to more stringent controls.

    Since 1994, the exchange rate for Renminbi against the United States dollar has remained relatively stable, most of the time in the region of approximately RMB8.28 to $1.00. However, in 2005, the Chinese government announced that it would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar and, the exchange rate for the Renminbi against the U.S. dollar became RMB8.02 to $1.00. As our operations are primarily in PRC, any significant revaluation or devaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. We may not be able to hedge effectively against in any such case. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced. There can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition. Benda’s operating companies are FIEs to which the Foreign Exchange Control Regulations are applicable. There can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

Risks Related to Our Common Stock and Its Market

We do not anticipate paying dividends on our shares of common stock.
Although we paid dividends on our common stock in 2005 when we were a private company, We do not anticipate declaring any further dividends in the foreseeable future. We currently intend to retain future earnings to finance operations, capital expenditures and to expand our business.

Our common stock may be affected by limited trading volume and may fluctuate significantly, and this may adversely affect your investment.

There has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced in the past, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

There is a limited market for our common stock which makes it difficult for investors to engage in transactions in our securities.

Our common stock is quoted on the OTCBB under the symbol “CYXI.” There is a limited trading market for our common stock. If public trading of our common stock does not increase, a liquid market will not develop for our common stock. The potential effects of this include difficulties for the holders of our common shares to sell our common stock at prices they find attractive. If liquidity in the market for our common stock does not increase, investors in our Company may never realize a profit on their investment.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our shareholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our common stock is deemed to be a “penny stock”, which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be a “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors.  This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them.  This could cause our stock price to decline.  Penny stocks are stock:

▪             With a price of less than $5.00 per share;

▪             That are not traded on a “recognized” national exchange;

▪             Whose prices are not quoted on the NASDAQ automated quotation system (a NASDAQ listed stock must still have a price of not less than $5.00 per share); or

▪             In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks.  Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many brokers have decided not to trade "penny stocks" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded on the Pink Sheets, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

Selling shareholders may impact our stock value through the execution of short sales which may decrease the value of our common stock.

Short sales are transactions in which a selling shareholder sells a security it does not own. To complete the transaction, a selling shareholder must borrow the security to make delivery to the buyer. The selling shareholder is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The price at such time may be higher or lower than the price at which the security was sold by the selling shareholder. If the underlying security goes down in price between the time the selling shareholder sells our security and buys it back, the selling shareholder will realize a gain on the transaction. Conversely, if the underlying security goes up in price during the period, the selling shareholder will realize a loss on the transaction. The risk of such price increases is the principal risk of engaging in short sales. The selling shareholders in this registration statement could short the stock by borrowing and then selling our securities in the market and then converting the Warrants at a discount to replace the security borrowed. Because the selling shareholders control a large portion of our common stock, the selling shareholders could have a large impact on the value of our stock if they were to engage in short selling of our stock. Such short selling could impact the value of our stock in an extreme and volatile manner to the detriment of other shareholders.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below in the sections entitled "Selling Stockholders" and "Plan of Distribution". With the exception of any brokerage fees and commission which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $50,000, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

    There can be no assurance that any warrants will be exercised or that we will receive any proceeds therefrom. It is common that such warrants are never exercised because the price of the common stock does not justify the exercise or the warrant expires by its terms.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

SELLING STOCKHOLDERS

The following table sets forth the name of the Selling Stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of September 18, 2007 and the number of shares of common stock being offered by the Selling Stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of September 18, 2007 are deemed outstanding for computing the ownership of the person or entity holding such options, warrants or convertible securities.  The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time.

However, the Selling Stockholders are under no obligation to sell all or any portion of such shares nor are the Selling Stockholders obligated to sell any shares immediately upon effectiveness of this Prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders.

Name of Selling Stockholder (15)	Shares of Common Stock Owned Prior to the Offering	Percent of Common Shares Owned Prior to the Offering (1)	Shares of Common Stock to be Sold in the Offering	Number of Shares Owned After the Offering	Percent of Shares Owned After Offering

Bald Eagle Fund, Ltd. (2) (7)	24,255	0.036%	24,255	0	0
William M. Denkin (2)	150,000	0.225%	150,000	0	0
Endurance Partners, LP(2) (5)	1,231,500	1.849%	1,231,500	0	0
Endurance Partners, (Q.P.) LP (2) (5)	3,148,500	4.727%	3,148,500	0	0
James J. Fuld, Jr. (3)	750,000	1.126%	750,000	0	0
Guerilla Partners, LP (3) (6)	1,350,000	2.027%	1,350,000	0	0
Heller Capital Investments (2) (8)	1,275,000	1.914%	1,275,000	0	0
CGM as C/F Ronald I. Heller, IRA (2) (8)	600,000	0.901%	600,000	0	0
Hua-Mei 21st Century Partners, LP (3)(6)	900,000	1.351%	900,000	0	0
JMG Capital Partners, LP (2) (9)	750,000	1.126%	750,000	0	0
JMG Triton Offshore Fund, Ltd. (2) (9)	750,000	1.126%	750,000	0	0
Kensington Partners, LP (2)(10)	530,745	0.797%	530,745	0	0
Ning Li (2)	82,695	0.124%	82,695	0	0
Steve Mazur (2)	150,000	0.225%	150,000	0	0
Midsouth Investor Fund, LP (2) (11)	750,000	1.126%	750,000	0	0
Charles Nirenberg (2)	45,000	0.067%	45,000	0	0

Outpoint Offshore Fund, Ltd. (2) (12)	375,000	0.563%	375,000	0	0
Professional Offshore Opportunity Fund, Ltd. (2) (13)	375,000	0.563%	375,000	0	0
Ray & Amy Rivers, JTROS (2)	150,000	0.225%	150,000	0	0
Richard D. Squires (2)	450,000	0.675%	450,000	0	0
Straus GE PT Partners, LP (2) (14)	1,031,250	1.548%	1,031,250	0	0
Straus Partners, LP (2) (14)	843,750	1.266%	843,750	0	0
Xiaodong Yuan (2)	375,000	0.563%	375,000	0	0
Alliance Adivsors, LLC (4)	62,500	0.141%	62,500	0	0
Totals	16,150,195		16,150,195	0	0

(1)	Based on 44,399,787 shares issued and outstanding as of September 18, 2007.

(2)
On August 9, 2007, we completed the sale of Units of securities for a price of $250,000 per Unit, yielding gross proceeds of $8,725,130 from the sale of the Units.  Each Unit consisted of 250,000 shares of common stock and warrants to purchase 125,000 shares of common stock, exercisable at $2.00 per share.

(3)
On July 16, 2007, we completed the sale of 1,000,000 Units of securities to a total of 3 investors. Each "Unit" included two share of common stock and one common stock purchase warrants exercisable at $1.50. The Units were sold for a price of $2.00 per Unit, yielding gross proceeds of $2,000,000 from the sale of the Units.

(4)	On July 13 2007, we issued 62,500 shares to Alliance Advisors, LLC for investor relations and public relations services rendered.
(5)	Timothy G. Ewing has control over management and investment decisions for Endurance Partners, LP and Endurance Partners (Q.P.), LP

(6)	Peter Siris has control over management and investment decisions for Guerilla Partners LP and Hua-Mei 21st Century Partners, LP

(7)	Richard Keim has control over management and investment decisions for Bald Eagle Fund, Ltd.

(8)	Ronald I.Heller has control over management and investment decisions for Heller Capital Investments and CGM

(9)	Jonathan Glaser has control over management and investment decisions for JMG Capital Partners, LP and JMG Triton Offshore Fund, Ltd.

(10)	Richard Keim has control over management and investment decisions for Kensington Partners, LP

(11)	Lyman O. Heidtke has control over management and investment decisions for Midsouth Investor Fund, LP

(12)	Jordan Grayson has control over management and investment decisions for Outpoint Offshore Fund, Ltd.

(13)	Marc Swickle has control over management and investment decisions for Professional Offshore Opportunity Fund, Ltd.

(14)	Craig Connors has control over management and investment decisions for Straus GE PT Partners, LP and Straus Partners, LP

(15)	None of the Selling Stockholders are broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

All of the stock owned by the selling security holders will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

▪	ordinary brokers transactions, which may include long or short sales,
▪	transactions involving cross or block trades on any securities or market where our common stock is trading,
▪
purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, “at the market” to or through market makers or into an existing market for the common stock,

▪	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
▪	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus except for the exercise of the warrants. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $66,042.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer; and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Regulation M

We have informed the Selling Shareholders that Regulation M promulgated under the Securities Exchange Act may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the Selling Shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the Selling Shareholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Shareholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling Shareholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the Selling Shareholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

Neither the Company nor any of its subsidiaries is a party to any pending or threatened legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of each of our executive officers and directors as of September 18, 2007.

Name	Age	Position	Date Appointed Director

Yingxia Jiao	55	President, Chief Executive Officer, Chief Financial Officer and Chairman	May 12, 2006

Lixue Deng	28	Director	May 29, 2007

Dr. Zhaobo Wang	51	Director	February 8, 2007

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years (and, in some instances, for prior years).

Yingxia Jiao became our Chief Executive Officer, Chief Financial Officer and Director upon consummation of the Reverse Merger on May 12, 2006. She graduated from Harbin University of Chinese Medicine in 1997 and is a certified nutritionist of Heilongjiang province. She had many years experience in the medical field and hospital management before she founded the Yingxia group in 1998. She still serves as its President and CEO. Since October 2000, she has served as Vice Chairman of the Senior Welfare Foundation of Heilongjiang. Since August 2002, she has also served as the Vice Chairman of the Safe Food Association of Heilongjiang. In addition, since June 2004, she has served as the Vice Chairman of the Association of Corporate Management of Heilongjiang.

Lixue Deng was appointed as a member of the Board of Directors on May 29, 2007  to fill the vacancy created by the resignation of Mr. Gerald Montiel on May 22, 2007.  Mr. Deng is the son of Yingxia Jiao, our Chairwoman, Chief Executive Officer and Chief Financial Officer, and has been working for Harbin Yingxia since 2004.  Mr. Deng currently resides in the US and is exploring the establishment of a west coast office and interfacing with US investors and shareholders.  Mr. Deng studied business management at the University of Essex in Colchester, UK from 2000-2003.

Dr. Zhaobo Wang was appointed as an independent Director on February 8, 2007 and serves on the serve on the Nominating and Corporate Governance Committee.  Dr. Wang is a distinguished educator with business experience. Dr. Wang has been a professor of Operations Management/Business Statistics of Fairleigh Dickinson University (FDU) since 1992.  He established the Chinese American Business Institute at FDU where he serves as the first director.  Dr. Wang was elected as the first ever Asian-American school board member of Edison Township.  Dr.  Wang received his Ph.D. in Operations Management in 1992 and MBA in Management Information Systems in1990 from Rutgers University.

Board of Directors

All directors hold office until the annual meeting of stockholders of the Company following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at its discretion. We have not yet formed an audit committee and the present Board of Directors serves in this capacity.  However, the Company intends to create an Audit Committee in the immediate future which will consist of independent directors only.

Family Relationships

Mr. Lixue Deng is the son of our chairwoman, Ms. Yingxia Jiao.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five (5) years, none of our directors, executive officers, promoters, control persons, or nominees has been:

▪           the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

▪           convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

▪           subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

▪           found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Ethics

Our Board of Directors adopted a written Code of Conduct Policy designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Conduct Policy. This Code of Conduct Policy has been filed with the Securities and Exchange Commission as an Exhibit to our December 31, 2006 Form 10-KSB filed on April 2, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our capital stock, as of September 18, 2007, for: (i) each director; (ii) each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all of our current executive officers and directors of as a group. Except as otherwise indicated in the footnotes, all information with respect to share ownership and voting and investment power has been furnished to us by the persons listed. Except as otherwise indicated in the footnotes, each person listed has sole voting power with respect to the shares shown as beneficially owned.

		Amount and Nature of
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class (2)
Common Stock	Yingxia Jiao(1)	15,848,800	35.70%
Common Stock	Dr.Zhaobo Wang(1)	0	0
Common Stock	Lantin Deng(3)	4,801,600	10.81%
Common Stock	Lixue Deng (1)	1,510,150	3.40%
Common Stock	All officers and directors as a group (3 in number)	17,358,950	39.10%

(1)
The person listed is an officer and/or director of the Company and the address for each beneficial owner is Harbin Yingxia Industrial Co., Ltd, No.300, Xidazhi Street Nangang, Harbin Heilongjiang F4 150001.

(2)	Based on 44,399,787 shares of common stock issued and outstanding as of September 18, 2007.

(3)	The address for this beneficial owner is Harbin Yingxia Industrial Co., Ltd, No.300, Xidazhi Street Nangang, Harbin Heilongjiang China 150001.

DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001. We currently have a total of 44,399,787 shares of common stock issued and outstanding and no preferred stock issued and outstanding.

All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitled the hold thereof (a) to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (b) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (c) to participate pro rata in any distribution of assets available for distribution upon liquidation. Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights.

In addition, such authorized but unissued common shares could be used by the board of directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. We have no such present arrangement or understanding with any person. Further, the common shares may be reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a “poison pill.”

Warrants

Based on our August 2007 Offering and 4(2) Issuance, we issued to the Investors five (5) year Warrants to purchase shares of our common stock, exercisable at $1.50 and $2.00 per share, except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price. In the 4(2) Issuance, we issued 1,000,000 Warrants exercisable at $1.50 per share, which entitles the holder to one share of our common stock and is exercisable for five (5) years from July 20, 2007. In the August 2007 Offering, we issued 4,362,565 Warrants exercisable at $2.00 per share which entitles the holder to one share of our common stock and is exercisable for five (5) years from August 9, 2007.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Bagell Josephs Levine & Company, LLC, certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us.

In addition, we have the power, by our by-laws or in any resolution of our shareholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

DESCRIPTION OF BUSINESS

Business Development

We were incorporated in Florida on May 6, 1996, as RCA Trading Co. and changed our name to Agronix, Inc. on June 18, 2001. From then until May 12, 2006, we operated our business through our wholly-owned subsidiary American Waste Recovery, Inc. (“AWR”), which was in the business of acquiring and developing technologies that convert organic wastes into agricultural products such as growth substrates, organic fertilizer, soil amendments and other value added agri-products, and developing a technology that is used to recover chemical commodities from organic waste for a wide variety of industries such as agriculture, food, oil and gas, paper, clothing and pharmaceuticals.

On May 12, 2006, we acquired as our wholly-owned subsidiary Warner Nutraceutical International, Inc., a Delaware corporation (“WNI”) operating its business through its wholly-owned subsidiary Harbin Yingxia Industrial Group Co., Ltd. (“Yingxia”), a People’s Republic of China company primarily engaged in the development, production and sale of health food products such as soybean meals and drinks, cactus based foods, rice products, and beauty cosmetics (the “Reverse Merger”). Pursuant to the Agreement of Merger and Plan of Reorganization dated May 10, 2006, we issued to WNI shareholders 54,811,475 shares of common stock, par value $0.001 per share, and 1,473,649.074 shares of Class A Preferred Stock, par value $0.001 per share, of which each share was convertible into five hundred (500) shares of common stock, in consideration for a cash payment of $289,000 and all the outstanding shares of WNI. In connection with the Reverse Merger, we appointed Yingxia Jiao as our Chairman, Chief Executive Officer and Chief Financial Officer. After the closing, we had outstanding 100,000,000 shares of Common Stock and 1,473,649.074 shares of Class A Preferred Stock, of which each share was convertible into five hundred (500) shares of common stock. On July 7, 2006, we changed our name to China Yingxia International, Inc., and on July 21, 2006 we changed our stock symbol to CYXI, effectuated a 24.9:1 reverse split of our capital stock and converted to common stock all outstanding shares of Class A Preferred Stock. Since May 12, 2006, we operate our business through Yingxia.

On September 13, 2006, we sold to Brian Hauff, our former President and Director, the entire equity interest in AWR for $180,000.

Our Business

Overview and Business Model

     Through our wholly-owned subsidiary Yingxia, we engage in the development, production, and sale of health food products, including soybean meals and drinks, cactus based foods, rice products, and beauty cosmetics. Sales within China comprise approximately 99.5% of total revenue. Our sales in foreign nations represent pilot programs that as of yet has not become full scale operations. Yingxia's health food products have a historical and cultural background. One principal that runs through the over 6,000-year history of Chinese medicine is "food and medicine come from a common source." For thousands of years, Chinese people have been using selected foods to enhance health, cure diseases, and achieve longevity. Recent western medical technology also confirms that many Chinese medicines have various degrees of disease prevention and anti aging effects.

We have established a business model that includes research, planting, production, deep processing, storage, and sales, which allows us to control all aspects of the business, including the technology content of the product, supply of raw material, quality of production and management of customer relationships.

Our Principal Products and Services

Using raw materials from agricultural crop bases located in the Heilongjiang province, our products and services are divided into six (6) categories:

▪	Personal care products.

▪	Organic rice products.

▪	Nestle™ products.

▪	Soybean-based foods and drinks,

▪	Longgu golden millet and enriched products, and

▪	Cactus-based powders and herbal supplements.

Personal Care Products

As the income of the Chinese middle-class increases with the development of the Chinese economy, the Company has begun to market these products to meet the growing demands of its franchisees. These products range from air and water purifier devices to bath and shower-head faucets.

Air Purifiers

Using electrostatic precipitator, the air purifiers are used to eliminate bacteria, mold, and spores in the air through with its electric field. Airbone particles are charged and then trapped on oppositely charged collectors. The effectiveness of the device is due to the electric field created. The product neutralizes germs with its electrostatic field and the by-product ozone which is found inside the units.

    Water Purifiers

The water purifiers mount directly onto household faucets. These multiple stage water filter provides water with reduced levels of microbiological impurities while still leaving the beneficial fluoride in the water itself. .

Organic Rice Products

    Growth in domestic demand for organic products has been driven by rising incomes urban areas. The China Green Food Development Center (“CGFDC”) is the agency that sets the organic food standards. The CGFDC was established in November 1992, under the jurisdiction of the Chinese Ministry of Agriculture. In China, the CDFDC awards two Standards: A and AA. The A standard does permit some use of synthetic agricultural chemicals, while AA is more strigent, but still allows the use of certain chemicals. The Company has been marketing both types of organic rice products including the rice itself and prepared foods and meals.

Nestle™ Products

In 2006, the Company commenced selling Nestle™ products including chocolate, instant cereal meals, and coffee through its wholly owned and proprietarily owned franchise retail outlets. The Company has executed a sales agent agreement with Nestle. According to the agreement, Nestle sells Nestle products at wholesale to the Company. The Company then sells the products at retail prices to its customers. Therefore, all profits from retail sales of the product are earned by the Company.

Soybean Products

Nutritional value of soybean:

▪	High protein content;
▪	High content of unsaturated fatty acid;

▪	High contents of lecithin, therefore soybean is often recommended as the ideal food to prevent and cure coronary heart disease, hypertension, arteriosclerosis, and etc;
▪	Zero cholesterol: it is the only food that has high protein and almost zero cholesterol;

▪	Rich in calcium;
▪	Rich in Vitamin B, especially Vitamin B2; and

▪	High contents of phosphor, natrium, kalium and other minerals.

Our soybean products include:

▪	Organic Soybean Milk,
▪	Instant Soybean Meal,

▪	Soybean Salad,
▪	Soybean Vegetable Meat,

▪	Soybean Chocolate.

Millet Products

Millet contains multiple nutritional elements that are required by the human body. In addition millet contains high percentages of carbohydrate, protein, Vitamin B, and other minerals. It also contains protein amino acids, methionine and tryptophan.

Our millet products include:

▪	Refined Longgu Golden millet;
▪	Superfine Longgu Golden millet powder; and

▪	Functional MT millet-fruit-vegetable energy bars.

Cactus Products

Because of unique natural conditions, Mexico grows six hundred types of cactus, which are used by local peoples as fruit, medicine, vegetable, and even dye. It is now not only an indispensable vegetable crop for the Mexican people, it has also become a stable crop in North America, Latin America, and even in Africa and Europe.

In 1997, the Chinese Ministry of Agriculture sent a trading group to Mexico, and decided to import its cactus breed.

Cactus contains a large number of nutritional elements that are beneficial to the human body. It contains 18 types of amino acids, including malic acid, amber acid, and a variety of microelements that are needed by the human body. Cactus helps to prevent such diseases as obesity, hypertension, high blood fat, high blood sugar, and other coronary heart disease. It also helps to relieve stress and depression caused by the fast paced modern life style. Mexico, where cactus has been a staple food crop for over 200 years, has the lowest incidence rates of cancer diseases according to the WHO.

Cactus has strong adaptability, and has a long fruiting period. Thus, growing cactus can achieve low costs and high returns.

Our cactus products include:

▪	Super micro cactus dry powder;
▪	Cactus prescribed liquid;

▪	Cactus anti-inflammation tablets;
▪	Cactus nourishment tablets; and

▪	Cactus weight-loss products.

Market

With the drastic increase of personal income and living standards in China, consumers are becoming increasingly health conscious. It has also become a worldwide trend for people to choose natural, ecologically friendly and nutritional food products over other food products.

The Chinese health food industry started in the 1980’s, with over a thousand different types of health food and manufacturers, and total annual sales reaching $250 million. By 1990, there were about 2,000 types of products, over 2,000 manufacturers, and annual sales reaching $1.2 billion. In 1994, there were 4,000 types of products, and over 3,000 manufacturers.

Since 1998, the health food industry experienced unprecedented high growth. Sales of health food were $2.5 billion in 2001, $5 billion in 2003, and predicted to reach $12.5 billion by 2008.

             Expenditure on health products grew at an annual rate of 17%. According to the market research company “Quatech China”, the size of Chinese health food market exceeded $4.1 billion by the end of 2000, and is currently approaching $5 billion. By 2009, market size is expected to reach $12.4 billion.

Characteristics of Chinese Health Food Market

1.	Companies are small:

Currently there are over 3,000 health food companies in China with total annual production over $6.2 billion. 1.45% of these companies have capital over $12.5 million, 38% are mid-sized companies with capital between $6.2 and $12.5 million, 48.05% with capital between $12,500 and $6.2 million and the remaining 12.5% are workshop style companies with capital less than $12,500. These statistics show that the majority of Chinese health food manufacturers are small to mid sized companies. The Company has a comparative advantage in capital and scale compare to other health food companies.

2.	Research and Development (R&D) expenditures are low:

Traditionally there have not been many advances in technology in the Chinese fast food market. Currently R&D expenditure only account for 5.8% ($488,404)of the total sales revenues.. In general, the companies lack the competitive advantage in technology present in the international market.

Yingxia has gathered strong technology resources in product R&D, and uses advanced processing technology in production. Yingxia has become a modern enterprise that develops high tech and high functional health food.

3.	Marketing focus from product sales to health consulting:

Health food sales have been transitioning from simple product sale to health consulting. Yingxia has developed a business model in which its sales force will act as consultants to customers.

Distribution Methods of the Products and Services

The Company sells its products through the use of franchise stores and regional distribution centers. Franchise stores are categorized as flagship stores and retail outlets. Flagship stores are defined as large standalone stores located in larger metropolitan cities. Retail outlets are defined as smaller stores within department stores or shopping malls. The regional distribution centers are primarily used to market products in addition to generating sales. Demonstrations are performed and one on one explanation of the products and the usage is available on a daily basis.

Our franchisees are simply individuals who sell our products. There is no franchisee fee or term of service associated with becoming a franchisee. These individuals do need to apply to become a franchisee. By reviewing their entrepreneurial history and track record, we grant these individuals the ability to sell our products. Therefore, we classify these individuals as franchisees as compared to simple distributors.

As of December 31, 2006, the Company sold products through a total of 18 franchises which serve as distribution centers for the independently owned franchises, 42 flagship stores, and 440 retail outlets. The 482 total flagship stores and retail outlets are independently owned by our franchisees.  The Company’s distribution centers are wholly-owned by the Company and are an integral part of the Company’s operations. The distribution center is used as the physical distribution drop-off point for the company’s products to the company’s franchisees. The distribution centers report directly to the Company for instructions and guidance related to the demonstration and displays of products. The Company acts as a wholesale retailer and sells directly to both the distribution centers and franchise stores. However, as the franchise stores are spread out throughout the country, the distribution centers are the main sources for servicing and maintaining inventory for the franchise stores. After these products are purchased, the independent retailers hold title to the products. Therefore, the Company recognizes sales when its franchisees pay cash to acquire products.

Competition

The Chinese nutritional foods market was estimated to be approximately $5 billion dollars in the year 2003. The Company estimates that by the end of 2006, the market has grown by roughly $9 billion and forecasts continued growth of $12.5 billion by 2009. The industry on a whole is fragmented and primarily consists of small to mid sized firms. With thousands of manufacturers and even more types of products, no single company controls a 10% market share for the country. Within provinces and cities, market shares are more concentrated, but still divided among numerous firms. The Company through networks and contacts developed over decades of doing business in the Harbin region, has gained wide acclaim and brand loyalty. The Company enjoys competitive advantages of operations size and manufacturing capacity. More 60% all firms in the industry are small workshop-type operations with total net assets of less than $5 million dollars.

While, only about 1.45% of the firms are comparable to the Company with net assets which exceed $15 million dollars. To compete in a fragmented market, the Company has engaged in various modes of promotion and marketing of its products. It has used mainstream media channels consisting of advertisements in newspapers, consumer and industry magazines, and television demonstration and information shows.

Sources and Availability of Raw Materials

Yingxia has fully taken advantage of the valuable agriculture environment of the Heilongjiang province, which produces 40% of the soybeans in China. The province has an annual soybean output of over 5 million tons. Heilongjiang has 36 million acres of “black soil” which enriched with nutrients and nitrogen compounds not found in other regions of China. The “black soil” allows for the higher quality harvest of millet and wheat. We plant and harvest the raw materials on our facilities. In addition, the Company also purchases raw materials from local farmers. Since the raw materials are bought from the farmers on an individual basis, there is no reliance on a single entity or group for the Company’s raw materials.

Dependence on One or a Few Customers

We do not depend on one or a few customers. Our customer base is a wide distribution of clients which include regional distribution centers, franchise stores, and sales agents. No single customer represents 5% or more of our revenues.

Our health food products have a large potential market in China, due to the large number of potential consumers.

The Company’s target consumer bases are:

1.
Patients of diabetic, high blood pressure, arteriosclerosis and other diseases: in China, there are 60 million patients suffering from diabetic and 120 million from high blood pressure. Due to the stressful lifestyle and environmental pollution, 75% of the Chinese population is in sub-healthy condition (a status between healthy and unhealthy), most of whom are white collar workers.

2.
Seniors: there are 300 million seniors in China, and likely to exceed 400 million by 2050. 66% of these seniors, which account for 20.8% of the Chinese population, have one or more types of diseases. Yingxia’s products are anti-aging, anti-tumor, and can diminish inflammation for these seniors needing nutritional health food options.

3.
Children and women: parents are keen on buying health food for their children to help increase their immune systems. The products are also appealing to women for their benefits during child bearing periods, as well as their cosmetic and dieting benefits.

Development Strategy

The Company will focus on the development of new types of nutritional heath food products. The Company also plans to purse product diversification by entering industries such as cosmetics, biomedicine, chemicals and agriculture, in order to diversify risks and increase returns on investment.

Sales and Marketing

We will engage in both direct and agent sales. Domestically, sales and marketing will focus on more developed, coastal cities where dispensable income is high; these areas are the Bohai region, the Yangtze River Delta region, and the Pearl River Delta region. We currently market our products through a network of approximately 500 wholly owned and franchised retail outlets. Approximately 440 stores are owned by franchisees.

Internationally, we will strive first to enter less restricted trading countries such as Southeast Asia, Russia, and the Middle East. We will then enter European Union, North America, Japan, and Korea after obtaining trading permissions.

We will strive to promote our products and brand image, through television and radio advertising, co-sponsoring health food conferences, and hosting a health seminar on television. We also plan to develop E-commerce as soon as possible to quickly respond to customer demand on the web.

Patents, trademarks, licenses, franchises, concessions, royalty agreements, or labor contracts.

We have the following patent and trademark registrations, and copyrights, for our products:

▪	Patent on the manufacturing method for general nutritional supplements:
Chinese patent no.: ZL 01113870.X.
Granted August 4, 2004; good for 20 years

▪	Patent for cactus based nutritional drinks:
Chinese patent no.: ZL 01113871.8
Granted 6/2/04; good for 20 years

▪	Patent on the manufacturing method for weight loss supplements:
Chinese patent no.: ZL01113869.6
Granted 11/3/04: good for 20 years

▪	Trademarks on China Yingxia including logos and use of name.

▪	Copyrights on product brand names.

Need for Government Approval of Principal Products or Services

Since the Company’s products are marketed as nutritional supplements sold as foods and not medicines, the government regulation is minimal towards the approval to market and sell the products. The Company sells some of its products including the Longgu millet and soybean based products under the “Green Food” label. This label is approved by the State Farming Department to represent products of low pesticide residue and integrated pest management systems. The “Green Food” label is a distinction recognizing the Company’s products. The label is not required to gain approval to manufacture or sell the products.

Effect of Existing or Probable Government Regulations on Business

The Company does not foresee any government regulation to interfere or affect the course of operations in the near and immediate future.

Research and Development

The Company has internal research and development capabilities. The Company developed the Cactus dry powder and deep process technology, Longgu golden rice and deep process technology, and MT corn, fruit and vegetable functional food processing technology. The Company owns all of the intellectual property rights.

The Company also partners with Australian KING International Co., Ltd, which owns a patent in a leading soybean deep processing technology. The Company maintains close cooperative relationship with research resource at such institutions as Northeastern Agricultural University, Harbin Medical University, Heilongjiang Traditional Chinese Medicine and Pharmacology University. The Company will continue to leverage its technology advantage in Chinese medicine R&D and its research resource at its Post Doctorial Station, increase technology investment, and develop functional health food products with the concept of “Food and medicine from common source”, and will protect its R&D results with registered patents.

Notwithstanding the aforesaid, the Company has spent $488,404 and $0 on R&D expenditures for the years ended December 31, 2006 and 2005 respectively.

Cost and Effects of Compliance with Environmental Laws

Through the course of its operating history, the Company has complied with all environmental regulations. These laws on a whole do not have a material effect on the Company’s operations.

Employees

As of September 18, 2007, we had 180 employees, 8 of which are officers, and 24 of which are in scientific research.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The discussion in this section contains certain statements of a forward-looking nature relating to future events or our future performance. Words such as "anticipates," "believes," "expects," "intends," "future," "may" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the only means of identifying forward-looking statements. Such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, you should specifically consider various factors identified in this report, including the matters set forth under the caption "business risks," which could cause actual results to differ materially from those indicated by such forward-looking statements.

Results of Operations

Results of Operations for the Nine and Three Months Ended September 30, 2007 compared to the Nine and Three Months Ended September 30, 2006

Revenue

For the nine months ended September 30, 2007, net sales totaled $10,380,713, an increase of $5,072,361 or 95.5% as compared to revenues of $5,308,352 for the nine months ended September 30, 2006.

There were two major factors driving the doubling of sales: 1) A shift in our business model to focus on smaller franchisees which resulted in a large increase in the number of our distributors and 2) greater product mix.

In the same nine-month period last year, the Company’s sales were primarily directly to large franchisees, however in the last year the Company has executed a strategy of increasing the number of smaller franchisees to promote sales and awareness of the Company’s products. These are franchisees who purchase our products and sell them on an exclusive basis in store fronts or market kiosks. Our initial franchise fee also includes discounted inventory and the designation of an exclusive regional territory to the individual. Franchises are granted on provincial, regional, and township levels.

Additionally, our product mix also increased to include personal care products, cosmetics, and nutritional foods including Nestle cereals and drinks.

Third Quarter 2007 Sales vs. Second Quarter 2007 Sales

Sales in the third quarter of 2007 decreased from the second quarter of 2007 primarily due to the seasonality associated with the Company’s major product, cactus. The second quarter of the year is both the primary growing and harvesting season for cactus so the Company recorded a major increase in sales during this period. The same seasonality occurred last year.

During the nine months ended September 30, 2007, our products were sold through approximately 750 franchisees, as compared to 400 during the same period in the prior year. These are franchisees who purchase our products and sell them on an exclusive basis in store fronts or market kiosks. Our initial franchise fee also includes discounted inventory and the designation of an exclusive regional territory to the individual. Franchises are granted on provincial, regional, and township levels.

Our product mix also increased to include personal care products, cosmetics, and nutritional foods including Nestle cereals and drinks. During the same period in 2006, our product mix was limited to cactus based supplements and millet and rice products.

Three Months Ended September 30, 2007 vs. Three Months Ended September 30, 2006

For the three months ended September 30, 2007, net sales totaled $3,513,674, an increase of $1,656,282 or 89.1% as compared to revenues of $1,857,392 for the three months ended September 30, 2006.

During this period, we launched our soybean product lines which led to an additional stream of revenue.

We saw overall revenues decrease from $5,227,933 for the three month period ended June 30, 2007 to $3,513,674 for the three month period ended September 30, 2007 or approximately a 32.8% decrease. This decrease is due to the seasonality of our sales. During the summer months of July and August, we have historically seen a slowdown in sales despite increases in the number of franchisees. For the three month period ended September 30, 2006, we generated $1,857,392, a 43.2% decrease in net sales as compared to $3,270,876 for the three month period ended June 30, 2006.

This seasonality factor is due to a general summer lull in existing franchisee sales. Another factor is due to significant jump in sales in the second quarter. Historically, our first quarter sales have always been the lowest of the four quarters due to the fact of the calendar and Lunar New Year holiday seasons. As a result, the slowdown in the first quarter leads to heavily sales in the second quarter.

Cost of Sales

Nine Months ended September 30, 2007 vs. Nine Months ended September 30 2006

The cost of revenue was $4,003,789 for the nine months ended September 30, 2007, an increase of $1,809,316 or 82.3% as compared to the cost of revenue of $2,194,473 for the nine months ended September 30, 2006.

The cost of goods sold increased accordingly with our increase in revenues during the entire nine month period.

Three Months ended September 30, 2007 vs. three months ended September 30, 2006

The cost of revenue was $904,605 for the three months ended September 30, 2007, a decrease of $13,876 or 1.5% as compared to $918,481 for the three months ended September 30, 2006.

Our cost of sales decreased due to the diminished overhead costs associated with our cactus seedlings.

Generally, we book the costs of heating the greenhouses where we grow the cactus seedlings as part of cost of goods sold. During the third quarter of 2007, we did not book any costs associated with heating and upkeep of the greenhouses. These costs were all accounted for in the second quarter of 2007.

Total Operating Expenses

Total operating expenses were $1,660,674 for the nine months ended September 30, 2007, an increase of $1,256,019 or 310.4% as compared to total operating expenses of $404,655 for the nine months ended September 30, 2006.

Overall, selling and general and administrative expenses increased in correlation with the increase in revenue, the increase in the number of franchisees, and with the increased expenditures associated with the launch of new products in the second half of the year.

We added an additional 34 sales and marketing team members to promote our new organic rice and soybean milk and yogurt products. Salaries for new staff personnel and their travel expenses totaled approximately $110,000. Internal product inspection costs totaled $50,000. The fees associated with the investor relations firm engaged in March totaled $59,500 for the nine month period. In addition, we opened an office in the US in June 2007. The costs associated with office rental and staff totaled $39,000. Advertising costs for products to be introduced in the second half of the year included TV commercials and internet advertising. These expenses approximately totaled $181,000. Depreciation and amortization expenses totaled $522,676 or about 37.2% of total operating expenses in the nine month period. Research and development expenses totaled $279,286 or about 19.8% of total operating expenses in the nine month period in 2007 as compared to nil in the same period in 2006.

Total operating expenses were $897,700 for the three months ended September 30, 2007, an increase of     $700,988 or 356.3% as compared to total operating expenses of $196,712 for the three months ended September 30, 2006.

Our operating expenses are divided into research and development expenses and selling and general and administrative expenses. Research and development expenses were associated with our in-house testing and analysis of current supplement products and the application of tests toward new health related products. In the same period in 2006, we did not conduct any in-house research and development. Research and development expenses in the three month period ended September 30, 2007 totaled $144,547 compared to nil in the same period in 2006. The fees associated with the investor relations firm totaled $25,500 for the three month period. Costs associated with the US office and staff totaled $39,000.

Net Income

Net income from operations before income taxes (benefit) for the nine months ended September 30, 2007 increased by $2,035,169 or 75.83% to $4,719,148 from $2,683,979 for the nine months ended September 30, 2006. However, since we were able to realize an one time benefit for income taxes in the amount of 1,984,590 due to our achievement of wholly foreign owned entity (WOFE) status, our net income from the nine months ended September 30, 2006 totaled $4,668,569. Therefore, period on period, our net income increased only by $50,579 or 1%.

In the nine months ended September 30, 2007, our net income increased as a result of our increase in the number of franchisees and due to the seasonal decrease in our cost of goods sold. Our cactus seedlings make up approximately 60% of our net sales in the third quarter. Due to the lack of need for heating in our greenhouses during the warmer summer months of July and August, in the third quarter, we were able to realize higher net margins of 64.5% as compared to 43.7% for the first six months of the year.

Net income for the three months ended September 30, 2007 decreased by $1,245,004 or 42% to $1,713,782 from $2,958,786 for the three months ended September 30, 2006. Again,  the decrease is primarily due to the one time $2,216,535 income tax benefit we realized during the third quarter of 2006. Without accounting this income tax benefit,  our net income for the nine months period  actually increased by $971,531 from $742,251 in 2006 to $1,713,782 in 2007.

Net income in the three month period ended September 30, 2007 increased as a result of the addition of new franchisees and the continued activity of the existing franchisees.

Liquidity and Capital Resources

As of September 30, 2007, the Company had cash and cash equivalents of $1,501,901, as compared to $67,950 during the corresponding period in 2006. As of September 30, 2007, the Company had working capital of $17,172,589, as compared to $3,504,435 as of September 30, 2006.

Net cash flow used in operating activities totaled $1,247,829 for the nine months ended September 30, 2007, as compared to cash provided by operating activities of $861,849 for the nine months ended September 30, 2006.

During the nine months end September 30, 2007, we underwent a major shift in the scale of our operations. As of May 2007, the Company completed the phase of construction of its new 54,000 square meter campus in Harbin which includes office spaces, manufacturing facilities for its nutritional food products, and its research and development center.

The Company during this period had significant expenditures in preparation for the official launch of its two new products: organic rice aimed at diabetics and soybean yogurt and milk products in the second half of 2007.

The increase in other receivables by $3,000,319 is due to the establishment of sales and marketing companies for our soybean products and the payment toward the acquisition of the patent a new strain of organic rice. Approximately $789,000 was spent on the creation of sales centers for our soybean milk (Shenzhen Wang Zhan You milk sales center) and organic rice (Jiangsu East River Town Rice sales center). These sales centers are responsible for the management and control of operations for the distribution of these new products. The Shenzhen sales center required approximately $393,000 for the leasing of office space, equipment, working capital, and personnel to establish the Company's main management center in the southern region for its soybean milk products. The Jiangsu sales center oversees the planting and harvesting of the organic rice along with the marketing force behind the product. The Company expects to realize revenues for these expenditures by the end of 2007.

The increase in inventory by $870,399 is mostly due to the raw materials needed for the processing and packaging of soybean yogurt and milk products.

An additional $657,000 was paid to Nanjing Agricultural University as part of the acquisition of the patent of the W3660 strain of organic rice with lower levels of soluble albumins aimed at diabetics. This patent gives the Company exclusive rights in the marketing and use of the new strain of rice.

The increase in advances to suppliers of $3,809,214 is comprised of prepayments we made to farmers to plant and harvest soybeans and rice and other various millet and grains for our nutritional food products, ongoing additions to production lines at our new campus, and investments made to organic foods projects.

Approximately $400,000 was paid as a deposit to acquire land rights in Anhui province for future development and construction of production lines for our organic soybean products. $721,700 was paid toward the construction of sales center in Heilongjiang province. Approximately $1,460,000 was used as registered capital for Hulan Company.

The increase in accounts payables of $1,273,018 are due in part to the increase in the added needs of the Company to have third party companies provided the packaging and manufacture of our prepared foods.

Specifically, approximately $450,000 was paid to Yatai Food Company for the processing and packaging of grain noodles and millet crackers.  In general, the Company has the capability to manufacture products with its own equipment for raw goods including the packaging of grains and millet. However, for the preparation of foods including noodles, crackers, wafers and other sorts of processed foods, the Company still heavily depends on third party contractors. Given the major increase in sales and the total number units of products shipped to franchisees, the Company's account payables increased accordingly.

Net cash used in investing activities totaled $7,364,044 for the nine months ended September 30, 2007, as compared to net cash used in investing activities of $920,209 for the nine months ended September 30, 2006.

Among the cash used in investing activities, $1,170,900 was paid to acquire property and equipment, including a new office space in Beijing, which will serve as our flagship store in Beijing. Also, $6,657,858 was advanced to an affiliate in preparation of setting up our Hulan subsidiary and paying local farmers to purchase the raw materials and irrigation fixtures associated with our organic crops project.

During the nine months ended September 30, 2007, we were able to collect $1,332,381 in loans from various related parties. These parties included loans to individual franchisees who we financed to support their business on a startup level. As part of the terms of the recent capital raised from investors in August 2007, we are required to fully collect these loans to related parties by the end of the calendar year.

Net cash provided by financing activities were $9,306,743 for the nine months ended September 30, 2007, as compared to $110,854 used for the nine months ended September 30, 2006.  In August 2007, we raised capital by selling shares of our common stock. The net proceeds we received totaled $9,306,743. This $110,854 used in financing activities for the nine month period in 2006 was attributed to the payment of the principal balance of a three-year loan from the local government.

Off-Balance Sheet Arrangements

We do not have off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Results of Operations

For the Fiscal Year Ended December 31, 2006 as Compared to the Fiscal Year Ended December 31, 2005

The following table sets forth the amounts and the percentage relationship to revenues of certain items in our consolidated statements of income for the years ended December 31, 2006 and 2005:

	2006	2005

Revenues	$8,401,711	$6,184,469

Cost of Goods Sold	3,835,017	3,002,989

Gross Profit	4,566,694	3,181,480

Operating Expenses
Selling, general and administrative	1,739,221	422,318
Research & Development	488,404

Income before other Income and (Expenses)	2,339,069	2,759,162

Other Income and (Expenses)
Economic development grant	-	24,413
Interest income	431	316
Other income	138	122

Interest expense	-	(4,754)
Other expense	(176)	(45,407)
Total other income and (expenses)	393	(25,310)

Income Before Income Taxes (Benefit)	2,339,462	2,733,852

Provision for Income Taxes (Benefit)	(3,000,795)	893,907

Net Income	5,340,257	1,839,945

Other Comprehensive Income:
Foreign currency translation adjustment	568,889	357,365

Comprehensive Income	$5,909,146	$2,197,310

Revenues

Revenues for the year ended 2006 were $8,401,711, an increase of 35.85% or $2,217,242 over revenues for the year ended 2005. The increase in revenues is primarily due to the introduction of the following new products: organic rice products, Nestle products, and assorted personal care products. 56% of increase in revenue stems from the nutritional foods including the organic rice products and the mix of Nestle products including chocolate, coffee, and instant cereal meals. The remaining 44% of revenue increase is attributed to our personal care products including air and water purifiers, and shower heads. In total, the total number of products we sell through our wholly owned retail outlets and franchisee owned outlets increased from 82 in 2005 to 186 in 2006.

Cost of Goods Sold and Gross Profit

    Cost of goods sold was $3,835,017 for the year ended December 31, 2006, compared to $3,002,989 for the year ended December 31, 2005. As a percentage of revenues, cost of goods sold was 45.65% for the year ended December 31, 2006, compared to 48.56% for the year ended December 31, 2005. We were able to lower cost of goods sold as a percentage of revenues as a result of our introduction of a new mix of products with lower costs of associated with the raw materials and cost of production.

    Our gross profit for the year ended December 31, 2006 was $4,566,694, as compared to $3,181,480 for the same period in 2005. Gross margins increased to 54.35% in 2006 compared to 51.44% in 2005 as a result of the increase in new products. Despite strategically discounting the prices of new products to our franchisees in an effort to gain consumer recognition, we were able to recognize a $1,385,214 increase or 2.91% increase year on year in gross profit. This is significant to the Company and is wholly attributable to the higher margins of our new product mix.

Selling and General Administrative Expenses and R&D

    Selling and general administrative expenses increased from $422,318 in the year ended December 31, 2005 to $1,739,221 in the year of 2006, representing a 311.82% increase. We incurred a one-time expense of $850,000 in going public through a reverse merger in 2006. Excluding this one-time expense, our operational selling and general administrative expenses totaled $889,221or an increase $466,903or 110.55% year on year. This increase in selling and general administrative is attributed to our increase in sales of 35.85% year on year. In addition, with the introduction of the new product mix, we started a marketing campaign focused heavily on media advertising which in turn resulted in higher advertising costs. Lastly, research and development expenses totaled $488,404. This ramp up in R&D expenditures is a necessary step in securing the future of our internally developed products.

Other Comprehensive Income

Other Comprehensive income increased to $568,889, or 59.19% in the year ended December 31, 2006 compared to the year ended December 31, 2005 of $357,365. This increase is completely due to the foreign currency translation adjustment.

Income Taxes

The Company is governed by the Income Tax Law of the People’s Republic of China concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory financial statements after appropriated tax adjustments. In 2006, the Company obtained its foreign-owned entity (“WOFE”) status upon completion of the reverse acquisition.

According to the Provisional Regulations of the People ’ s Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company has been approved by the local tax bureau and the Management Regulation of Harbin Economic and Technological Development Zone for the reporting period. The Company was granted the status of WOFE and therefore is exempt from income tax from January 1, 2004 through December 31, 2007. The Company has also been approved to have its tax rate reduced by 50% from January 1, 2008 to December 31, 2010.

The Company has recognized the previously accrued income taxes in the amount of $3,000,795 as income tax benefits in the Statement of Income for the year ended December 31, 2006.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

    Our EBITDA for the year ended December 31, 2006 totaled $2,339,462, a decrease of 14.43% from $2,733,852 for the year ended December 31, 2005. The decrease is primarily due to one time $850,000 going public expense as part of our general and administrative expenses. Excluding the costs associated with going public, EBITDA for the year ended December 31, 2006 totaled $3,189,069, representing a 15.58% increase compared to the year ended December 31, 2005. This increase is relatively lower compared to our 35.85% increase in revenues to the heavy discounting of new products in an effort to gain market awareness and acceptance. In addition, our R&D expenses increased to $488,404 compared to $0 in 2005. Although this R&D expense lowered our EBITDA, it has set the foundation for securing the Company's internal product development.

 Net Income

Our net income for the year ended December 31, 2006 totaled $5,340,257, an increase of 190.24% from $1,839,945 for the year ended December 31, 2005. The increase is primarily due to the income tax benefit we received as a result of achieving WOFE status. The tax benefit represented $3,000,795 or 53.52% of our total net income.

Liquidity and Capital Resources

Cash

Our cash and cash equivalents balance at December 31, 2006, was $77,867, representing an increase of $42,964, or 123%, compared with our cash balance of $ 34,903 at December 31, 2005. The increase was mainly attributable to the increase in our collection of account receivables and other receivables.

Cash Flow 2006 Compared to 2005

    Cash flows from operations during 2006 amounted to $8,424,577representing an increase of approximately 217.81% compared with cash flows from operations of $2,650,824 in 2005. The increased cash flow was due primarily to the increase of our net income by 190.24%, to $5,340,257 in the year of 2006, compared with net income of $1,839,945 in the year of 2005. The increased cash flow was also due in part to a decrease in advances to suppliers by $3,510,157 during 2006, due to our better control over payment to our suppliers. These increases were partly offset by a decrease in our accounts payable of $150,335 and increases in our inventories of $929,194 during 2006, which resulted from our expanded scale of operations, which required support of increased sales and production activities and additional demands on working capital.

    Our cash flows used in investing activities amounted to $8,800,779 in the year ended December 31, 2006. We used $1,937,126 for the purchase of plant and equipment including our soybean-based foods manufacturing facility. Compared to 2005, our cash flows used in investing activities increased by $7,635,519, which is attributed primarily to the purchase of property and equipment and the construction in process which totaled $5,736,099.

    Our cash flows from financing activities amounted to $210,652 in the year of 2006 compared to $1,761,209 in 2005. Our sole financing activity was paying off a note payable in the amount of $210,652 as compared to 2005 when we paid out dividends to shareholders in the amount of $1,780,010.

Working Capital

     b
    Our working capital increased by $3,582,493 or 1020.85% to $3,933,427,at December 31, 2006, as compared to $350,934 at December 31, 2005, primarily due to our decrease of taxes payable in the amount of $2,934,115 as a result of obtaining our foreign-owned entity (“WOFE”)status upon completion of the reverse merger acquisition and $2,764,599 in loans to related parties. All related party loans are provided to the affiliated retail stores or companies to facilitate the initial establishment of their businesses for selling the company's products. As of the date of this report, $922,592 has been collected and the remaining balance is expected to be fully repaid by the end of the second quarter of 2007.

    We currently generate our cash flow through operations. We believe that our cash flow generated from operations will be sufficient to sustain operations for at least the next twelve months.

 Currency Exchange Fluctuations

    All of Company's revenues and majority of the expenses in 2006 were denominated primarily in Renminbi ("RMB"), the currency of China, and was converted into US dollars at the exchange rate of 7.944 to 1. In the third quarter of 2005, the Renminbi began to rise against the US dollar. As a result of the appreciation of RMB we recognized a foreign currency translation gain of $568,889. There could be no assurance that RMB-to-U.S. dollar exchange rates will remain stable. A devaluation of RMB relative to the U.S. dollar would adversely affect our business, financial condition and results of operations. We do not engage in currency hedging.

Contractual and Other Obligations

The Company has no long-term liabilities, or purchase commitments, operating leases, or other capital commitments as of December 31, 2006.

Critical Accounting Policies

Estimates Affecting Accounts Receivable and Inventories

The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect our reporting of assets and liabilities (and contingent assets and liabilities). These estimates are particularly significant where they affect the reported net realizable value of the Company's accounts receivable and inventories.

Accounts Receivables

Accounts receivables are stated at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts. The allowance is calculated based upon the evaluation and the level of past due accounts and the relationship with and the economic status of the customers. An allowance for doubtful accounts has been established in the amounts of $199,971 for the year ended December 31, 2006.

Inventories

Inventories are valued at the lower of cost or market with cost determined on a first-in first-out basis. Cost of work in progress and finished goods comprises direct material, direct production cost and an allocated portion of production overheads. We maintain no statutory reserve for our inventory as we believe only a non-material, if any amount of inventory will not be sold at cost to the Company.

Policy Affecting Recognition of Revenue

Among the most important accounting policies affecting our consolidated financial statements is our policy of recognizing revenue in accordance with the SEC's Staff Accounting Bulletin ("SAB") No. 104. Under this policy, The Company recognizes revenue on product sales when products are delivered and the title passes to the customers and collection is reasonably assured.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

DESCRIPTION OF PROPERTY

The Company’s wholly owned facilities include office space, store fronts, storage areas, manufacturing space, and workshops totaling 54,600 square meters located in Harbin, Heilongjiang province of North China. For manufacturing purposes, there is 16,300 square meters of space which include workshops dedicated to soybean process, millet process and cactus process, and other facilities. Our facilities have the capacity to manufacture 60,000 tons of soybean, 90,000 tons of millet, and 1,500 tons of cactus powder annually.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We issued loans totaling $793,968 to related parties, Yingxia Jiao our CEO and CFO ($352,591) and her father, Fulin Jiao ($441,377). These loans have been fully repaid as of December 31, 2006.

We also issued loans totaling $2,764,599 to affiliates, Harbin Technology Trading Co., Ltd.($192,027), Harbin Luse Xianhe Scientific Development Co, Ltd.($256,275), Yingxia Franchise Stores (individually owned) ($1,121,446), Heilongjiang Zhonglong Medicine Group ($480,516), Other affiliates totaled ($714,335).

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of Common Stock are currently quoted on the OTCBB under the symbol “CYXI.” There is a limited trading market for our shares of Common Stock. The following table sets forth the range of high and low bid quotations for each quarter within the last two fiscal years and the subsequent interim period. These quotations as reported by the OTCBB reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

	Closing Bid
YEAR 2005	High Bid	Low Bid
1st Quarter Ended March 31	$0.053	$0.021
2nd Quarter Ended June 30	$0.044	$0.010
3rd Quarter Ended September 30	$0.1125	$0.021
4th Quarter Ended December 31	$0.075	$0.035
YEAR 2006	High Bid	Low Bid
1st Quarter Ended March 31	$0.090	$0.036
2nd Quarter Ended June 30	$0.095	$0.050
3rd Quarter Ended September 30	$2.020	$0.061
4th Quarter Ended December 31	$2.000	$1.020
YEAR 2007	High Bid	Low Bid
1st Quarter Ended March 31	$2.10	$1.74
2nd Quarter Ended June 30	$2.99	$1.79
3rd Quarter to September 30, 2007	$3.25	$2.00

Holders

As of September 18, 2007 in accordance with our transfer agent records, we had 445 record holders of our Common Stock, holding 44,399,787 shares.

Dividends

    Holders of our common stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefore. Although we paid dividends on our common stock in 2005 when we were a private company. We do not anticipate declaring any further dividends in the future. We intend to retain any future earnings for use in the operation and expansion of our business. Consequently, we do not anticipate paying any cash dividends on our common stock to our stockholders for the foreseeable future.

Equity Compensation Plan Information

None.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following summary compensation table sets forth in U.S. dollars all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal years ended December 31, 2006 and 2005 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Yingxia Jiao,(1)	2006	12,000	0	0	0	0	0	0	12,000
Chief Executive Officer,	2005	10,000	0	0	0	0	0	0	10,000
Chief Financial Officer,
President

Brian Hauff,(2)	2006	0	0	0	0	0	0	0	0
Chief Executive Officer,	2005	118,958	0	0	0	0	0	0	118,958
Chief Financial Officer,
President

(1)
Ms. Jiao was appointed as our President, Chief Executive Officer and Chief Financial Officer on May 12, 2006 pursuant to the Reverse Merger. Prior to the Reverse Merger, she earned $10,000 as an officer of Yingxia.

(2)	Mr. Hauff resigned as President, Chief Executive Officer and Chief Financial Officer on May 12, 2006 pursuant to the Reverse Merger.

Ms. Yingxia Jiao receives annual salary of approximately $!5,000. Mr. Lixue Deng receives annual salary of approximately $8,000.  Dr. Zhaobo Wang receives annual salary of approximately $6,000 and the aggregrate value of $20,000 in common shares of stock.

Outstanding Equity Awards at Fiscal Year-End Table. There were no individual grants of stock options to purchase our common stock made to the named executive officers in the Summary Compensation Table during the fiscal year ended December 31, 2006, and the subsequent period up to the date of the filing of this prospectus.

Employment Agreements

None of our executive officers have employment agreements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

As reported in our Form 8-K filed May 19, 2006, effective as of May 19, 2006, we dismissed Dale Matheson Carr-Hilton LaBonte (“DMCL”) as our independent registered public accounting firm, and engaged Josephs, Levine & Company, LLC (“BJL”) as our new independent registered public accounting firm. The change in independent registered public accounting firm was not the result of any disagreement with DMCL.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
SEPTEMBER 30, 2007

ASSETS

Current assets:
Cash and cash equivalents	$1,501,901
Account receivables	440,448
Inventory	1,982,501
Other receivables	3,347,094
Advances to suppliers	4,254,468
Advance to affiliate	6,657,858
Loans to related party	1,432,218
Total Current Assets	19,616,487

Property and equipment, net of accumulated depreciation
of $2,996,681	16,675,349

Land use right, net	400,602

Total Assets	$36,692,438

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,622,516
Unearned revenue	3,337
Taxes payable	29,427
Accrued expenses and other payables	788,618
Total Current Liabilities	2,443,898

Total Liabilities	2,443,898

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authroized; - 0 - shares
outstanding at June 30, 2007	-
Common stock, $0.001 par value, 100,000,000 shares authorized;
44,333,987 shares outstanding at September 30, 2007	44,334
Additional paid in capital	16,620,790
Accumulated other comprehensive income	1,933,256
Statutory reserves	901,463
Retained earnings	14,748,696
Total Shareholders' Equity	34,248,539

Total Liabilities and Stockholders' Equity	$36,692,438

The accompanying notes are an integral part of the condensed consolidated statements

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Nine-Month Ended		Three-Month Ended
	September 30,		September 30,
	2007	2006	2007	2006

Sales	$10,380,713	$5,308,352	3,513,674	$1,857,392

Cost of Sales	4,003,789	2,194,473	904,605	918,481

Gross Profit	6,376,924	3,113,879	2,609,069	938,911

Operating Expenses
Research & Development Expense	279,286	-	144,547	-
Selling, general and administrative	1,381,388	430,250	753,153	196,762

Operating income	4,716,250	2,683,629	1,711,370	742,149

Other Income and Expenses	2,898	(350)	2,412	(102)

Income Before Income Taxes	4,719,148	2,683,979	1,713,782	742,251

(Benefit) provision for Income Taxes	-	(1,984,590)	-	(2,216,535)

Net Income	$4,719,148	$4,668,569	$1,713,782	$2,958,786

Income per common share
Basic	$0.13	$0.41	$0.04	$0.26
Diluted	$0.13	$0.41	$0.04	$0.26

Weighted average common share outstanding
Basic	35,866,849	11,418,877	40,309,204	11,418,877
Diluted	36,995,845	11,418,877	43,659,377	11,418,877

The accompanying notes are an integral part of the condensed consolidated statements

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2007 and 2006

	2007	2006
	(Unaudited)	(Unaudited)

Cash Flows From Operating Activities:
Net income	$4,719,148	$4,668,569
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	522,675	387,978

Changes in operating assets and liabilities:
Accounts receivable	(439,134)	386,795
Inventory	(870,399)	(836,895)
Other receivable	(3,000,319)	(1,185,098)
Advances to suppliers	(3,809,214)	(1,818,199)
Prepaid expenses	95,479	(6,664)
Accounts payable	1,273,018	(130,199)
Unearned revenue	3,337	-
Taxes payable	29,427	(1,872,900)
Accrued expenses and other payables	228,153	1,268,462

Cash provided by (used in) operating activities	(1,247,829)	861,849

Cash Flows From Investing Activities:
Purchase of property and equipment	(1,170,900)	(224,972)
Purchase of land use right	(106,523)	-
Advance to affiliate	(6,657,858)	-
Collections on loans to related party	1,332,381	-
Additions to construction in process	(761,145)	(695,237)

Cash used in investing activities	(7,364,044)	(920,209)

Cash Flows From Financing Activities:
Net proceeds from issuance of common stock	9,306,743	-
Payment of notes payable	-	(110,854)

Cash provided by (used in) financing activities	9,306,743	(110,854)

Effect of exchange rate changes on cash and cash equivalents	729,164	202,261

Increase in cash and cash equivalents	1,424,034	33,047

Cash and Cash Equivalents - Beginning of period	77,867	34,903

Cash and Cash Equivalents - End of period	$1,501,901	$67,950

Supplemental disclosures of cash flow information:

1 Interest paid	$-	$-
2 Income Taxes paid	$-	$-

The accompanying notes are an integral part of the condensed consolidated statements

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS  (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

1.  ORGANIZATION AND BASIS OF PRESENTATION

China Yingxia International, Inc. (the “Company” or “China Yingxia”) was incorporated under the laws of State of Florida on May 6, 1996 and formerly known as Agronix, Inc. (“Agronix”).

The Company operates its business through its wholly-owned subsidiary Harbin Yingxia Business Group Co., Ltd. (“Harbin Yingxia”), a Chinese company primarily engaged in the development, production and sales of organic agricultural by-products and nutritional health food products. Harbin Yingxia has several lines of products including organic food and produce, nutritional supplements, health care products and skin and beauty care products.

The accompanying financial statements and footnotes have been condensed and therefore do not contain all disclosures required by generally accepted accounting principles. The interim financial statements are unaudited; however, in the opinion of China Yingxia, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. Results for interim periods are not necessarily indicative of those to be expected for the full year. It is suggested that these condensed financial statements be read in conjunction with the December 31, 2006 audited financial statements and the accompanying notes thereto. While management believes that the procedures followed in preparing these condensed consolidated financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist, and procedures that will be accomplished by the Company later in the year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS  (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries, Warner Nutraceutical International, Inc. and Harbin Yingxia Business Group Co., Ltd. All significant inter-company transactions and balances have been eliminated in consolidation.

INVENTORIES

Inventories are valued at the lower of cost or market with cost determined on a first-in first-out basis. Cost of work in progress and finished goods comprises direct material, direct production cost and an allocated portion of production overheads.

ADVANCE TO SUPPLIERS

Advance to suppliers represent the payments made and recorded in advance for goods and services. Advances were also made for the purchase of the materials and equipment of the Company’s construction in progress. The final phase of the construction is not completed. As such, no amortization was made.

REVENUE RECOGNITION

The Company recognizes revenue on product sales when products are delivered and the title passes to the customers and collection is reasonably assured.

RESEARCH AND DEVELOPMENT

Research and development costs are related primarily to the Company developing its intellectual property. Research and development costs are expenses as incurred.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivable.

The operations of the Company are located in the People’s Republic of China (“PRC”). Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS  (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INCOME TAXES

The Company accounts for income tax under the provisions of SFAS No.109 "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns. Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities. Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

According to the Provisional Regulations of the People’s Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company has been approved by the local tax bureau and the Management Regulation of Harbin Economic and Technological Development Zone for the reporting period. The Company was granted the status of wholly foreign-owned entity (“WFOE”) and therefore is exempt from income tax from January 1, 2004 through December 31, 2007. The Company has also been approved to have its tax rate reduced by 50% from January 1, 2008 to December 31, 2010. As a result of this tax exemption, no income tax was accrued for the three and nine months ended September 30, 2007.

FOREIGN CURRENCY TRANSLATION

The functional currency for the Company’s operations in China is the Renminbi (“RMB”). Foreign currency transactions are translated at the applicable rates of exchange in effect at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. Revenues and expenses are translated at the average exchange rates in effect during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated Other Comprehensive Income".  Gains and losses resulting from foreign currency translations are included in Accumulated Other Comprehensive Income.

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS  (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (“FAS 157”). This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of FAS 157 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, “Quantifying Misstatements.” SAB 108 provides interpretative guidance on how public companies quantify financial statement misstatements. There have been two common approaches used to quantify such errors. Under an income statement approach, the “roll-over” method, the error is quantified as the amount by which the current year income statement is misstated. Alternatively, under a balance sheet approach, the “iron curtain” method, the error is quantified as the cumulative amount by which the current year balance sheet is misstated. In SAB 108, the SEC established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the roll-over and iron curtain methods. SAB 108 is effective for the first fiscal year ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” which is effective for fiscal years beginning after November 15, 2007. This statement permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. We are currently evaluating the potential impact of this statement.

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS  (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

3. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following at September 30, 2007:

Machinery & Equipment	$2,535,173
Automobiles	394,339
Cactus Seedlings	6,402,319
Buildings	1,067,692
10,399,523
Sub total
Less: Accumulated Depreciation	(2,996,681)
Construction in progress	9,272,507

Total property, plant & Equipment, net	$16,675,349

Depreciation expense for the nine months ended September 30, 2007 and 2006 was $516,480 and $387,978, respectively.

Construction in progress represents direct costs of construction or acquisition and design fees incurred for the Company’s new plant and new office building project. All construction costs associated with this project are accumulated and capitalized as construction in progress. The construction in progress is closed out to the appropriate asset classification when the project is substantially complete, occupied, or placed into services.  No depreciation is provided until it is completed and ready for its intended use. As of September 30, 2007, the costs involved with construction in progress amounted to $9,272,507.

4. RELATED PARTY LOANS

As of September 30, 2007, the Company has loans receivable from related parties in the amount of $1,432,218. All related party loans are provided to the affiliated retail stores or companies to facilitate the initial establishment of their businesses for selling the Company’s products. These loans are interest free and unsecured and have no fixed repayment dates. All these loans are expected to be fully repaid upon demand.

The management of the Company has been making the efforts to collect these loans. During the nine months ended September 30, 2007, a net amount of $1,332,381 has been collected and the remaining balance is expected to be fully repaid by the end of 2007. No allowance is considered necessary at this time.

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS  (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

5. ADVANCE TO AFFILIATE

During the period, the Company advanced approximately $6.7 million to an affiliated company for the purpose of establishing two subsidiaries to secure the agricultural supplies and land holdings that will be used to plant and harvest its natural products such as cactus, soy beans and specialty rice. As of September 30, 2007, the Company was awaiting local government approval. As of today, the Company received the approval and formed the subsidiaries as planned. The money advanced on their behalf is the process of being transferred over to the subsidiaries.

6. SEGMENT INFORMATION

The Company has five different operating segments. Summarized financial information concerning the Company’s revenues from its external customers for each of the product categories for the nine months period ended September 30, 2007 are as follows:
Green Food Products	$2,280,803
Longgu golden millet and other dietary products	2,081,675
Cosmetic Products	471,638
Cactus-based powders and herbal supplements	4,572,760
Others – Organic rice product	973,837

Total	$10,380,713

Majority of the Company’s revenue were generated in China, which accounts for approximately 99.5% of the Company’s total revenue. Our sales in foreign nations represent pilot programs that as of yet have not become full-scale operations.

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS  (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

7. STOCKHOLDERS' EQUITY

A. Issuance of Common Stock

July 2007 Private Placement

On July 16, 2007, the Company entered into a stock subscription and warrant agreement, (“Subscription Agreement”), with three (3) accredited investors. Pursuant to the Subscription Agreement, the investors purchased 1,000,000 units, each unit consisting of (a) two shares of common stock and (b) one common stock purchase warrant, at a purchase price of $2.00 per unit. The Company received net proceeds of $1,980,000 in connection with this private placement.

With the warrants attached to the units sold in the private placement, the investors are entitled to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $1.50 per share. All these warrants are exercisable for five years from the effective date of registration statement.

Upon completion of the placement, the Company incurred approximately $20,000 in legal and other expenses.

August 2007 Private Placement

On August 9, 2007, the Company completed another private placement of its securities to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended. The Company entered into a stock subscription agreement and warrant agreement (“Subscription Agreement”), with twenty (20) accredited investors. Pursuant to the Subscription Agreement, the investors purchased 34.90052 units, each unit consisting of (a) 250,000 shares of common stock and (b) a 5-year stock purchase warrant to purchase 125,000 shares of common stock exercisable at $2.00 per share. The units were sold for a price of $250,000 per unit, yielding gross proceeds of $8,725,130 from the sale of the units. The Company paid fees and commissions in the aggregate amount of $1,398,387 in connection with this offering.

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS  (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

7. STOCKHOLDERS' EQUITY (Continued)

As a result of these two offerings, the Company issued a total of 10,725,130 shares of its common stock. As of September 30, 2007, there are 44,333,987 shares of common stock outstanding and no preferred stock.

Warrants

Upon the execution of the both Subscription Agreements, the Company issued to the investors (i) 1,000,000 warrants under July 2007 Private Placement and (ii)4,362,565 warrants under August 2007 Private Placement. All warrants do not contain a cashless exercise provision. Accordingly, in accordance with EITF 00-19, the warrants are classified as equity.

The fair value of the warrants was calculated using the Black-Scholes options pricing model using the following assumptions: Volatility 63%, risk free interest rate 5.050% for July 2007 Placement and 4.790% for August 2007 Placement, and expected term of 5 years.

Following is a summary of the status of warrants outstanding as of September 30, 2007:

Oustanding Warrants
Exercise Price	Number	Average Remaining Life
$ 1.50	1,000,000	4.79

$ 2.00	4,362,565	4.92
	5,362,565

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS  (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

8. COMMITMENTS AND CONTINGENCIES

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China, the central bank of China. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

9. SUBSEQUENT EVENT

On October 15, 2007, the Company filed Form DEF 14C with the Securities and Exchange Commission and notified its shareholders that the Company has (i) authorized the Company’s Board of Directors to (a) amend and restate its bylaws to increase the number of directors to nine (9), providing that a majority of directors may amend the Bylaws; and (ii) to adopt the 2007 Equity Incentive Plan.

CHINA YINGXIA INTERNATIONAL, INC.
(FORMERLY AGRONIX, INC.)

FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

CHINA YINGXIA INTERNATIONAL, INC.
(FORMERLY AGRONIX, INC.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
China Yingxia International, Inc. (Formerly Agronix, Inc.)
Harbin, PRC

We have audited the accompanying consolidated balance sheet of China Yingxia International, Inc., as of December 31, 2006 and the related statements of income, changes in stockholders’ equity, and cash flows for each of the two years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Yingxia International, Inc., as of December 31, 2006 and the results of its operations, changes in stockholders’ equity, and cash flows for each of the two years then ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

Bagell Josephs, Levine & Company, LLC

Bagell Josephs, Levine & Company, LLC
Gibbsboro, New Jersey

March 14, 2007

CHINA YINGXIA INTERNATIONAL INC.
(FORMERLY AGRONIX, INC.)
CONSOLIDATED BALANCE SHEET
December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$77,867
Accounts receivable - net of allowance for doubtful accounts of $199,971	1,315
Inventory	1,112,102
Prepaid expenses	95,479
Other receivables	346,775
Advances to suppliers	445,254
Loans to related party	2,764,599
Total Current Assets	4,843,391

Property and equipment, net of accumulated depreciation of $2,381,268	14,990,594

Other assets:
Land use right, net	294,079
Total Other Assets	294,079

Total Assets	$20,128,064

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$349,499
Accrued expenses and other payables	560,465
Total Current Liabilities	909,964

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; - 0 - shares
outstanding at December 31, 2006	-
Common stock, $0.001 par value, 100,000,000 shares authorized;
33,608,857 shares issued and outstanding at December 31, 2006	33,609
Additional paid-in capital	7,324,772
Accumulated other comprehensive income	928,708
Statutory reserves	901,463
Retained earnings-unappropriated	10,029,548
Total Stockholders' Equity	19,218,100

Total Liabilities and Stockholders' Equity	$20,128,064

See accompanying notes to the consolidated financial statements.

CHINA YINGXIA INTERNATIONAL INC.
(FORMERLY AGRONIX, INC.)
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31,

	2006	2005

Revenues	$8,401,711	$6,184,469

Cost of Goods Sold	3,835,017	3,002,989

Gross Profit	4,566,694	3,181,480

Operating Expenses
Selling, general and administrative	1,739,221	422,318
Research and development	488,404	-

Income before other Income and (Expenses)	2,339,069	2,759,162

Other Income and (Expenses)
Economic development grant	-	24,413
Interest income	431	316
Other income	138	122
Interest expense	-	(4,754)
Other expense	(176)	(45,407)
Total other income and (expenses)	393	(25,310)

Income Before Income Taxes (Benefit)	2,339,462	2,733,852

Provision for Income Taxes (Benefit)	(3,000,795)	893,907

Net Income	5,340,257	1,839,945

Other Comprehensive Income:
Foreign currency translation adjustment	568,889	357,365

Comprehensive Income	$5,909,146	$2,197,310

Basic and diluted income per common share	$0.33	$0.49

Weighted average number of common shares	17,157,810	3,735,066

See accompanying notes to the consolidated financial statements.

CHINA YINGXIA INTERNATIONAL INC.
(FORMERLY AGRONIX, INC.)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Preferred Stock			Common Stock			Accumulated Other		Retained
	par value $0.001			par value $.001		Additional	Comprehensive	Statutory	Earnings -	Comprehensive
	Shares	Amount		Shares	Amount	Paid-in Capital	Income	Reserves	Unappro-priated	Income	Total

Balance, January 1, 2005	-	$-		1,533,783	1,534	7,337,936	2,454		$5,530,819		$12,872,743

Issuance of common stock				280,998	281	(281)					-

Recapitalization on reverse acquision	59,183	59		2,201,283	2,201	(2,260)					-

Additional capital contributed						18,801					18,801

Comprehensive income
Net income									1,839,945	1,839,945	1,839,945
Other comprehensive income, net of tax
Foreign currency translation adjustments							357,365			357,365	357,365
Comprehensive income										2,197,310

Dividends paid on common stock									(1,780,010)		(1,780,010)

Adjustment to statutory reserve								854,152	(854,152)		-

Balance, December 31, 2005	59,183	59		4,016,064	$4,016	$7,354,196	$359,819	$854,152	$4,736,602		$13,308,844

Convervsion of Preferred Stock	(59,183)	(59)		29,592,793	29,593	(29,424)					110

Additional capital contributed											-

Comprehensive income
Net income									5,340,257	5,340,257	5,340,257
Other comprehensive income, net of tax
Foreign currency translation adjustments							568,889			568,889	568,889
Comprehensive income										5,909,146

Adjustment to statutory reserve								47,311	(47,311)		-

Balance December 31, 2006	-	$-	#	33,608,857	$33,609	$7,324,772	$928,708	$901,463	$10,029,548		$19,218,100

See accompanying notes to the consolidated financial statements.

CHINA YINGXIA INTERNATIONAL INC.
(FORMERLY AGRONIX, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2006	2005

Cash Flows From Operating Activities:
Net income	$5,340,257	$1,839,945
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	542,807	317,186

Changes in operating assets and liabilities:
Accounts receivable	675,403	(589,724)
Inventory	(929,194)	1,329,731
Other receivable	2,759,017	(276,038)
Advances to suppliers	3,510,157	(2,139,587)
Prepaid expenses	(91,457)	(4,022)
Accounts payable	(150,335)	(83,410)
Taxes payable	(2,934,115)	1,516,137
Unearned revenue	-	(56,185)
Accrued expenses and other payables	(297,963)	796,791

Cash provided by operating activities	8,424,577	2,650,824

Cash Flows From Investing Activities:
Purchase of property and equipment	(1,937,126)	(508,368)
Purchase of land use right	(300,081)	-
Loan to related parties	(2,764,599)	-
Additions to construction in process	(3,798,973)	(656,892)

Cash (used in) investing activities	(8,800,779)	(1,165,260)

Cash Flows From Financing Activities
Capital contributions	-	18,801
Payment of note payable	(210,652)	-
Dividends paid	-	(1,780,010)

Cash (used in) financing activities	(210,652)	(1,761,209)

Effect of exchange rate changes on cash and cash equivalents	629,818	234,632

Increase (Decrease) in cash and cash equivalents	42,964	(41,013)

Cash and Cash Equivalents - Beginning of year	34,903	75,916

Cash and Cash Equivalents - Ending of year	$77,867	$34,903

Supplemental disclosures of cash flow information
During the year, cash was paid for the following:
Interest	$-	$4,754
Taxes	$-	$7,150

See accompanying notes to the consolidated financial statements.

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

China Yingxia International, Inc. (the “Company” or “China Yingxia”) was incorporated in the State of Florida on May 6, 1996 and formerly known as Agronix, Inc. (“Agronix”).

On May 12, 2006, the Company entered into a share exchange agreement with Warner Nutraceutical International, Inc. (‘WNI”), which is the parent company to Harbin Yingxia Business Group Co, Ltd. ("Yingxia"). Pursuant to the share exchange agreement, the Company issued to WNI shareholders 54,811,475 shares of Common Stock, par value $0.001 per share, and 1,473,649.074 shares of Class A Preferred Stock, par value $0.001 per share, of which each share is convertible into five hundred (500) shares of the Company’s Common Stock. As a result of the transactions, there has been a change in control of the Company as the shareholders of WNI became the majority shareholders of the Company.

For accounting purpose, the transaction has been accounted for as a reverse acquisition under the purchase method. Accordingly, WNI and its subsidiary are treated as the continuing entity for accounting purposes. Following the merger, Agronix filed a Certificate of Amendment and changed its name to China Yingxia International, Inc.

On July 21, 2006, the Company’s board of directors approved a reverse stock spilt on both common stock and preferred stock. Each 24.9 shares of the Company's Common Stock and Class A Preferred Stock were converted into one (1) share of Common Stock and one (1) share of Class A Preferred Stock, respectively. Simultaneously, all of the preferred shares were converted into common shares at ration of 1 to 500 and the preferred shares were cancelled. As of December 31, 2006, there are 33,608,857 shares of Common Stock outstanding and no Preferred Stock.

The Company operates its business through its wholly-owned subsidiary Harbin Yingxia Business Group, Ltd. (" Harbin Yingxia"), a joint stock corporation organized and existing under the laws of the People's Republic of China (“PRC”) in 1998. Harbin Yingxia is engaged in the development, manufacture and distribution of organic nutritional food products and dietary supplements. Relying on the raw materials produced in the soybean production base, green cactus production base and organic millet production base, Yingxia produces and distributes hundreds of serial products of high quality, high nutrition, and high added value.

CHINA YINGXIA INTERNATIONAL INC.
(FORMERLY AGRONIX, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiary, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC, the accounting standards used in the places of their domicile.  The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiary to present them in conformity with US GAAP.

The acquisition of WNI on May 12, 2006 has been accounted for as a purchase and treated as a reverse acquisition which was described in Note 1 - Organization and description of business.

Principles of consolidation

The consolidated financial statements of China Yingxia International, Inc. include the accounts of the Company and its wholly owned subsidiaries, WNI and Harbin Yingxia. All significant inter-company balances and transactions are eliminated in consolidation.

Use of estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flow, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

CHINA YINGXIA INTERNATIONAL INC.
(FORMERLY AGRONIX, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMER 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivables

Accounts receivables are stated at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts. The allowance is calculated based upon the evaluation and the level of past due accounts and the relationship with and the economic status of the customers.  An allowance for doubtful accounts has been established in the amount of $191,971 for the year ended December 31, 2006. The Company does not maintain a large balance of accounts receivable due to the nature of its business, and the collections on the Company’s accounts receivable has been generally good. Except for the above reserved allowance, the Company has not encountered any uncollected accounts receivable.

Inventories

Inventories are valued at the lower of cost or market with cost determined on a first-in first-out basis. Cost of work in progress and finished goods comprises direct material, direct production cost and an allocated portion of production overheads.

Land use right

Right to use land is stated at cost less accumulated amortization. Amortization is provided using the straight-line method over 50 years. The amortization expense for the year ended December 31, 2006 was $6,002.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. The cost of the Cactus Seedlings is based on the appraised cost evaluated by an independent appraisal firm in accordance with the applicable laws and regulations concerning the property evaluation in the People’s Republic of China. Maintenance and repairs are charged to expense as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of 5-10 years. The depreciable life for the Cactus Seedlings is estimated to be 10 years.

Advance to suppliers

Advance to suppliers represent the payments made and recorded in advance for goods and services. Advances were also made for the purchase of the materials and equipment of the Company’s construction in progress. The final phase of the construction is not completed. As such, no amortization was made for the years ended December 31, 2006.

CHINA YINGXIA INTERNATIONAL INC.
(FORMERLY AGRONIX, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMER 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of long-lived assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

Income taxes

The Company accounts for income tax under the provisions of SFAS No.109 "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns. Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities. Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company does not have any long-term deferred tax assets or liabilities in China that will exist once the tax holiday (See Note 8) expires. The Company does not have any significant deferred tax asset or liabilities that relate to tax jurisdictions not covered by the tax holiday.

Revenue recognition

The Company recognizes revenue on product sales when products are delivered and the title passes to the customers and collection is reasonably assured.

Cost of Revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products.  Write-down of inventory to lower of cost or market is also recorded in cost of revenues

CHINA YINGXIA INTERNATIONAL INC.
(FORMERLY AGRONIX, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMER 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivable.

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

Fair value of financial instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, other receivables, accounts payable, accrued expenses, taxes payable, notes payable and other loans payable approximate fair value due to the short-term nature of these items. The carrying amounts of bank borrowings approximate the fair value based on the Company's expected borrowing rate for debt with similar remaining maturities and comparable risk.

Foreign currency translation

The Company’s functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB has been translated into United States dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income". Gains and losses resulting from foreign currency transactions are included in accumulated other comprehensive income. There is no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

Research and Development

Research and development costs are related primarily to the Company developing its intellectual property. Research and development costs are expenses as incurred.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

CHINA YINGXIA INTERNATIONAL INC.
(FORMERLY AGRONIX, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMER 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings per share

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There are no common stock equivalents available for dilution purposes as of December 31, 2006.

New accounting pronouncements

In February 2006, FASB issued SFAS No. 155, “ Accounting for Certain Hybrid Financial Instruments ” . SFAS No. 155 amends SFAS No 133, “ Accounting for Derivative Instruments and Hedging Activities ” , and SFAF No. 140, “ Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ” . SFAS No. 155, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company ’ s first fiscal year that begins after September 15, 2006.  Management believes that this statement will not have a significant impact on the consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets ” ( “FAS 156 ”), which amends SFAS No. 140. FAS 156 specifically provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. FAS 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity ’s fiscal year that begins after September 15, 2006, with early adoption being permitted. This statement is effective as of the beginning of the Company ’ s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the consolidated financial statements.

CHINA YINGXIA INTERNATIONAL INC.
(FORMERLY AGRONIX, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMER 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its consolidated financial statements.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value , establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management of the Company is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Management does not expect that the adoption of SAB No.108 would have a material effect on the Company’s consolidated financial statements.

3. INVENTORY

Packing Materials	$97,910
Finished Goods	1,014,192
Total	$1,112,102

No allowance for inventory was made for the year ended December 31, 2006.

CHINA YINGXIA INTERNATIONAL INC.
(FORMERLY AGRONIX, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMER 31, 2006

4. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following at December 31, 2006:

Machinery & Equipment	$2,408,497
Automobiles	316,046
Cactus Seedlings	6,135,956
Sub total	8,860,499
Less: Accumulated Depreciation	(2,381,268)
Construction in progress	8,511,363

Total property, plant & Equipment, net	$14,990,594

Depreciation expense for the years ended December 31, 2006 and 2005 was $ 536,805 and $312,432, respectively

The capitalized costs of the cactus seedlings include the costs paid for the cactus seeds, costs of land preparation and costs of setting up the greenhouse including the materials and labor. Once the seedlings start producing, maintenance costs, depreciation of the plants, and allocatd overhead costs such as the heating costs for the greenhouse,  are charged to costs of the goods sold once incurred.

Construction in progress represents direct costs of construction or acquisition and design fees incurred for the Company’s new plant and new office building project. All construction costs associated with this project are accumulated and capitalized as construction in progress. The construction in progress is closed out to the appropriate asset classification when the project is substantially complete, occupied, or placed into services. No depreciation is provided until it is completed and ready for its intended use. For the years ended December 31, 2006 the costs involved with construction in progress amounted to $8,511,363.

5. OTHER RECEIVABLES

Other receivables represent cash advances to employees and sales representatives for normal business purposes. Other receivables, net of an allowance of $271,607, for the year ended December 31, 2006 were $346,775.

6. RELATED PARTY LOANS

As of December 31, 2006, the Company has loans receivable from related parties in the amount of $ 2,764,599. All related party loans are provided to the affiliated retail stores or companies to facilitate the initial establishment of their businesses for selling the Company’s products. These loans are interest free and unsecured and have no fixed repayment dates. All these loans are expected to be fully repaid upon demand.

The management of the Company has been making the efforts to collect these loans. As of the date of this report, $922,592 has been collected and the remaining balance is expected to be fully repaid by the end of the second quarter of 2007. No allowance is considered necessary at this time.

CHINA YINGXIA INTERNATIONAL INC.
(FORMERLY AGRONIX, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMER 31, 2006

7. LAND USE RIGHT

All land in the People’s Republic of China is government owned and can not be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. The Company acquired land use rights during 2005 for the amount of $300,081 but did not receive the land use certificate until 2006. The Company has the right to use the land for 50 years and amortized the Right on a straight line basis of the 50 years.

Amortization expense for the years ended December 31, 2006 and 2005 was $6,002 and - 0 -, respectively.

8. INCOME TAXES

The Company is governed by the Income Tax Law of the People’s Republic of China concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory financial statements after appropriated tax adjustments. In 2006, the Company has obtained its foreign-owned entity (“WOFE”) status upon completion of the reverse acquisition.

According to the Provisional Regulations of the People ’ s Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company has been approved by the local tax bureau and the Management Regulation of Harbin Economic and Technological Development Zone for the reporting period. The Company was granted the status of WOFE and therefore is exempt from income tax from January 1, 2004 through December 31, 2007. The Company has also been approved to have its tax rate reduced by 50% from January 1, 2008 to December 31, 2010.

The estimated tax savings due to the tax holidays for the year ended December 31, 2006 and 2005 amounted to $772,022 and $893,907. Te net effect on earnings per share had the income tax applied would decrease earnings per share from $0.33 to $0.27 in 2006 and $0.73to $0.49 in 2005.

The Company has recognized the previously accrued income taxes in the amount of $3,000,795 as income tax benefits in the Statement of Income for the year ended December 31, 2006.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the year ended December 31, 2006:

U.S. Statutory rates	34%
Foreign income not recognized in USA	(34%)

China income taxes	- 0 -
Income tax benefit recognized	(3,000,795)

Total income taxes provision (benefit)	$(3,000,795)

CHINA YINGXIA INTERNATIONAL INC.
(FORMERLY AGRONIX, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMER 31, 2006

9. STATUTORY RESERVES

Pursuant to the laws of People’s Republic of China, the Company is required to maintain certain statutory reserves by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserves include surplus reserve fund, common welfare fund and the enterprise fund. These statutory reserves represent restricted retained earnings.

Surplus reserve fund

The Company is generally required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital. However, the laws exclude the companies owned by foreign entities. The Company’s operating subsidiary, Harbin Yingxia, became a foreign owned entity in 2006 upon acquisition by the Company. Therefore, it is exempted from making any more mandatory reserves. It is at the management’s discretion whether to make any additional reserves. For the year ended December 31, 2006, the Company elected to make $31,540 to this reserve.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years ’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

The Company is required to transfer 5% to 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. Making any additional common welfare reserve becomes voluntary for the Company because its foreign entity status. For the year ended December 31, 2006, the Company elected to make $15,770 to this reserve.

This fund can only be utilized on capital items for the collective benefit of the Company ’ s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

Enterprise fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. No minimum contribution is required and the company did not make any contribution to this fund during 2006.

CHINA YINGXIA INTERNATIONAL INC.
(FORMERLY AGRONIX, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMER 31, 2006

9. STATUTORY RESERVES (Continued)

The following represents the accumulated balances of the appropriations as of December 31, 2006:

Surplus Reserve	$600,975

Common Welfare Reserve	300,488

Total	$901,463

10. SEGMENT INFORMATION
The Company has five different operating segments. Summarized financial information concerning the Company’s revenues from its external customers for each of the product categories for the year ended December 31, 2006 are as follows:
Green Food Products	$457,844
Dietary Supplements	1,251,103
Cosmetic Products	69,132
Cactus-based powders and herbal supplements	6,286,883
Others	336,749

Total	$8,401,711

Majority of the Company’s revenue were generated in China, which accounts for approximately 99.5% of the Company’s total revenue. Our sales in foreign nations represent pilot programs that as of yet have not become full-scale operations.

11. STOCKHOLDERS’ EQUITY

Upon the completion of the reverse acquisition on May 12, 2006, the Company had 93,,003,153 outstanding shares of Common Stock, 1,473,469 shares of Class A Preferred Stock, of which each share is convertible into five hundred (500) shares of common stock.

On May 26, 2006, the Company's board of directors had proposed a 1 to 24.9 reverse stock split on both the common stock and preferred stock, subject to shareholder approval. On July 21, 2006, the proposal was approved by the Company's shareholders, each 24.9 shares of the Company's Common Stock and Class A Preferred Stock were converted into one (1) share of Common Stock and one (1) share of Class A Preferred Stock, respectively. Simultaneously, all of the preferred shares were converted into common shares and the preferred shares were cancelled. As of December 31, 2006, there are 33,608,857 shares of common stock outstanding and no preferred stock. There were no other shares issued in 2006.

 12. COMMITMENTS AND CONTINGENCIES

The Company ’ s operations are carried out in the PRC. Accordingly, the Company ’ s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC ’ s economy.

The Company ’ s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company ’ s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

CHINA YINGXIA INTERNATIONAL INC.
(FORMERLY AGRONIX, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMER 31, 2006

12. COMMITMENTS AND CONTINGENCIES (Continued)

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China, the central bank of China. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

13. SUBSEQUENT EVENTS

On February 3, 2007, the Company entered into an exclusive agreement with Chinese Agricultural Academy of Science (“CAAS”) to develop a new variety of rice grains with low glucose aimed to help people with diabetes. CAAS agrees to transfer its patented know-how to the Company for approximately $640,000 and to work with the Company to select suitable places for planting and to provide technical assistances. The project is currently in progress as planned.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.                      Indemnification of Directors and Officers.

Title XXXVI, Chapter 607 of the Florida Statutes permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation and By-Laws do not include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article XIV, Section 4, allow us to indemnify actions under our emergency by-laws regardless of whether or not Florida law would permit indemnification.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Item 25.                      Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$1,042
Miscellaneous Fees (1)	$5,000
Accounting fees and expenses (1)	$10,000
Legal fees and expenses (1)	$50,000
Total (1)	$66,042

        (1)    Estimated

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26.                      Recent Sales of Unregistered Securities.

On August 9, 2007 China Yingxia International, Inc. completed the sale of Units of securities to a total of 20 investors.  Each Unit consisted of 250,000 shares of common stock and warrants to purchase 125,000 shares of common stock, exercisable at $2.00 per share.  The Units were sold for a price of $250,000 per Unit, yielding gross proceeds of $8,725,130 from the sale of the Units.

Bald Eagle Fund, Ltd.	16,170
William M. Denkin	100,000
Endurance Partners, LP	821,000
Endurance Partners, (Q.P.) LP	2,099,000
Heller Capital Investments	850,000
CGM as C/F Ronald I. Heller, IRA	400,000
JMG Capital Partners, LP	500,000
JMG Triton Offshore Fund, Ltd.	500,000
Kensington Partners, LP	353,830
Ning Li	55,130
Steve Mazur	100,000
Midsouth Investor Fund, LP	500,000
Charles Nirenberg	30,000
Outpoint Offshore Fund, Ltd.	250,000
Professional Offshore Opportunity Fund, Ltd.	250,000
Ray & Amy Rivers, JTROS	100,000
Richard D. Squires	300,000
Straus GE PT Partners, LP	687,500
Straus Partners, LP	562,500
Xiaodong Yuan	250,000

Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The above investors were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the above investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On July 16, 2007 China Yingxia completed the sale of 1,000,000 Units of securities to a total of 3 investors. Each "Unit" included two share of common stock and one common stock purchase warrants exercisable at $1.50. The Units were sold for a price of $2.00 per Unit, yielding gross proceeds of $2,000,000 from the sale of the Units.  These investors were Guerilla Capital, LP, Hua-Mei 21st Century Partners, LP, and James J. Fuld Jr.

Name	Common Stock
Guerilla Capital, LP (1)	900,000
Hua-Mei 21st Century Partners, LP (1)	600,000
James J. Fuld Jr.	500,000

(1)	Peter Siris has control over management and investment decisions for Guerilla Partners LP and Hua-Mei 21st Century Partners, LP

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, all three investors had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for the above transactions.

On July 13 2007, China Yingxia issued 62,500 shares to Alliance Advisors, LLC for investor relations and public relations services rendered. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Alliance Advisors, LLC had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On July 13 2007, China Yingxia issued 3,300 shares to Gerald Montiel for independent director services rendered. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Montiel had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On May 10, 2006, the Company, Agronix Acquisition Corp., a Florida corporation (“Acquisition Corp.”), which is a wholly-owned subsidiary of the Company, and Warner Nutraceutical International, Inc., a Delaware corporation (“WNI”), entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) pursuant to which Acquisition Corp. was merged with and into WNI, with WNI surviving as a wholly-owned subsidiary of the Company (the “Merger”).

On May 12, 2006, the Company issued to the following WNI shareholders 54,811,475 shares of Common Stock, par value $.001 per share, and 1,473,649.074 shares of Class A Preferred Stock, par value $.001 per share, of which each share is convertible into five hundred (500) shares of common stock, in consideration for a cash payment of $289,000 and all the outstanding shares of WNI at the effective time of the merger, will be canceled.

Name	Common Stock	Class A Preferred Stock
Yingxia Jiao	27,159,086	730,193.12
Lantin Deng	8,199,797	220,457.90
Lixue Deng	2,603,545	69,998.33
Fuling Jiao	3,792,954	101,976.52
Yufeng Hu	2,439,111	65,577.38
Guozhen Peng	1,145,560	30,799.27
Yingjuan Jiao	509,747	13,704.94
Yingli Jiao	509,747	13,704.94
Lanqing Deng	509,747	13,704.94
Yingjie Jiao	509,747	13,704.94
Limei Deng	509,747	13,704.94
Kaixin Tan	449,454	12,083.92
Haining Zhang	164,434	4,420.95
Huaqin Zhou	2,630,950	70,735.15
Warner Technology & Investment Corp. (1)	2,532,290	68,082.59
American Union Securities (2)	981,125	26,378.32
John C. Leo	164,434	4,420.95

(1) Dr. Huakang Zhou is the beneficial owner of Warner Technology & Investment Corp.
    (2) John C. Leo was the beneficial owner of American Union Securities.

Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The above investors were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the above investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Item 27.                      Exhibits.

Exhibit No.	Title of Document	Location

2.1	Agreement of Merger and Plan of Reorganization among Agronix, Inc., Agronix Acquisition Corp., and Warner Nutraceutical International, Inc.	Incorporated by reference as Exhibit 10.1 to Form 8-K filed May 12, 2006

3.1.1	Articles of Incorporation	Incorporated by reference to Form 10-SB filed May 17, 2000

3.1.2	Amendment to Articles of Incorporation	Incorporated by reference to Form 10-SB filed May 17, 2000

3.1.3	Amendment to Articles of Incorporation	Incorporated by reference to Form 10KSB filed April 02, 2007

3.1.4	Certificate of Designation of Class A Preferred Stock	Incorporated by reference as Exhibit 10.1 to Form 8-K filed May 12, 2006

3.2	Bylaws	Incorporated by reference to Form 10-SB filed May 17, 2000

5.1	Opinion of Anslow and Jaclin, LLP	Filed herewith

10.1	Subsidiary Purchase Agreement	Incorporated by reference as Exhibit 10.2 to Form 8-K filed May 12, 2006

14.1	Code of Ethics	Incorporated by reference to Form 10KSB filed April 02, 2007

21.1	Subsidiaries	Incorporated by reference to Form 10KSB filed April 02, 2007

23.1	Consent of Bagell Josephs Levine & Company, LLC	Filed herewith

23.2	Consent of Counsel, as in Exhibit 5.1	Filed herewith

Item 28.                      Undertakings.

The undersigned registrant hereby undertakes:

(a)	Rule 415 Offering: Undertaking pursuant to Item 512(a) of Regulation S-B

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

	(d)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)	Request for Acceleration of Effective Date: Undertaking pursuant to Item 512(e) of Regulation S-B

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

(c)	For Purposes of Determining Liability under the Securities Act: Undertaking pursuant to Item 512(g) of Regulation S-B

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Harbin, Province of Heilongjiang, the People’s Republic of China on February 11, 2008.

CHINA YINGXIA INTERNATIONAL, INC.

By:	/s/ Yingxia Jiao
Jiao Yangxia
President, Chief Executive Officer, Chief Financial Officer and Chairman

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

    The undersigned directors and officers of China Yingxia International, Inc. hereby constitute and appoint Yingxia Jiao, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys- in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yingxia Jiao	President, Chief Executive Officer, Chief Financial Officer and Chairman	Date February 11, 2008
Yingxia Jiao

/s/ Lixue Deng	Director	Date February 11, 2008
Lixue Deng

/s/ Dr. Zhaobo Wang	Director	Date February 11, 2008
Dr. Zhaobo Wang